     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2000


                                                      REGISTRATION NO. 333-65423
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-1


                         POST-EFFECTIVE AMENDMENT NO. 3

                                   UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                          MONY LIFE INSURANCE COMPANY
                                   OF AMERICA
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   ARIZONA                                         6719
       (STATE OR OTHER JURISDICTION OF                 (PRIMARY STANDARD INDUSTRIAL
       INCORPORATION OR ORGANIZATION)                   CLASSIFICATION CODE NUMBER)

                                   86-0222062
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                                 1740 BROADWAY,
                            NEW YORK, NEW YORK 10019
             (PRINCIPAL EXECUTIVE OFFICES OF REGISTRANT) (ZIP CODE)

                          FREDERICK C. TEDESCHI, ESQ.
                  VICE PRESIDENT AND CHIEF COUNSEL, OPERATIONS

                          MONY LIFE INSURANCE COMPANY
                                 1740 BROADWAY,
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 708-2000
        (NAME, ADDRESS, ZIP CODE, TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------


          APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: May 1, 2000



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


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                     MONY LIFE INSURANCE COMPANY OF AMERICA

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(b)

CAPTION IN FORM S-1
ITEM NO. AND CAPTION                                                      PROSPECTUS
--------------------                                                      ----------
 1.  Forepart of the Registration Statement and Outside Front
       Cover of Prospectus.......................................  Outside Front Cover
 2.  Inside Front and Outside Back Cover Pages of Prospectus.....  Table of Contents
 3.  Summary Information, Risk Factors and Ratio of Earnings to
       Fixed Charges.............................................  Summary (Not applicable with respect to ratio
                                                                     of earnings to fixed
                                                                     charges)
 4.  Use of Proceeds.............................................  Investments
 5.  Determination of Offering Price.............................  Not Applicable
 6.  Dilution....................................................  Not Applicable
 7.  Selling Security Holders....................................  Not Applicable
 8.  Plan of Distribution........................................  Variable Annuity
                                                                   Contracts and the
                                                                     Distribution of
                                                                     Guaranteed Interest
                                                                     Account with Market
                                                                     Value Adjustment
 9.  Description of Securities to be Registered..................  Detailed Description of
                                                                   the Guaranteed Interest
                                                                     Account with Market
                                                                     Value Adjustment
10.  Interests of Named Experts and Counsel......................  Not Applicable
11.  Information with Respect to Registrant......................  The Company
12.  Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities................................  Not Applicable

                                   PROSPECTUS


                               Dated May 1, 2000


            Guaranteed Interest Account with Market Value Adjustment
               under Flexible Payment Variable Annuity Contracts

                                   Issued By

                     MONY Life Insurance Company of America

MONY Life Insurance Company of America issues the Guaranteed Interest Account with Market Value Adjustment described in this prospectus. The Guaranteed Interest Account with Market Value Adjustment is available only under certain variable annuity contracts that we offer.

Among the many terms of the Guaranteed Interest Account with Market Value Adjustment are:

     - guaranteed interest to be credited for specific periods (referred to as "Accumulation Periods")

     - three (3), five (5), seven (7), and ten (10) year Accumulation Periods are available.

     - interest will be credited for the entire Accumulation Period on a daily basis. Different rates apply to each Accumulation Period and are determined by the Company from time to time in its sole discretion.

     - A market value adjustment will be charged if part or all of the Guaranteed Interest Account with Market Value Adjustment is surrendered before the end of the Accumulation Period

          THESE ARE ONLY SOME OF THE TERMS OF THE GUARANTEED INTEREST
                      ACCOUNT WITH MARKET VALUE ADJUSTMENT
    PLEASE READ THE PROSPECTUS AND THE PROSPECTUS FOR THE CONTRACT CAREFULLY
                    FOR MORE COMPLETE DETAILS OF THE POLICY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus comes with prospectuses for the variable annuity contract, the MONY Series Fund, Inc., and the Enterprise Accumulation Trust. You should read these prospectuses carefully and keep them for future reference.

                     MONY Life Insurance Company of America
                                 1740 Broadway
                            New York, New York 10019
                                 1-800-487-6669

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
DESCRIPTION OF THE GUARANTEED INTEREST ACCOUNT WITH MARKET
  VALUE ADJUSTMENT..........................................    3
   1. General...............................................    3
   2. Allocations to the Guaranteed Interest Account with
     Market Value Adjustment................................    3
   3. The Specified Interest Rate and the Accumulation
     Periods................................................    4
      A. Specified Interest Rates...........................    4
      B. Accumulation Periods...............................    4
   4. Maturity of Accumulation Periods......................    5
   5. The Market Value Adjustment ("MVA")...................    5
      A. General Information Regarding the MVA..............    5
      B. The MVA Factor.....................................    6
   6. Contract Charges......................................    6
   7. Guaranteed Interest Account at Annuitization..........    7
INVESTMENTS.................................................    7
CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GUARANTEED
  INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT.............    7
RISK FACTORS................................................    7
THE COMPANY.................................................    9
   1. Business..............................................    9
      A. Organization.......................................    9
      B. Description of Business............................    9
      C. Regulation.........................................   10
      D. Competition........................................   11
      E. Employees..........................................   12
   2. Properties............................................   12
   3. Legal Proceedings.....................................   12
   4. Financial Statements and Supplementary Data...........   13
   5. Selected Financial Information........................   14
   6. Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................   15
   7. Quantitative and Qualitative Disclosures about Market
      Risk..................................................   34
   8. Potential Tax Legislation.............................   36
   9. Directors and Executive Officers......................   36
  10. Executive Compensation................................   38
  11. Exhibits, Financial Statements, Schedules and
      Reports...............................................   38
Index to Financial Statements...............................  F-1

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    SUMMARY


     This summary provides you with a brief overview of the more important aspects of your variable annuity contract's Guaranteed Interest Account with Market Value Adjustment. It is not intended to be complete. More detailed information is contained in this prospectus on the pages following this Summary and in your variable annuity contract. This summary and the entire prospectus will describe only the Guaranteed Interest Account with Market Value adjustment. Other parts of your variable annuity contract are described in that contract and in the prospectus for MONY America Variable Account A which is included with this prospectus. BEFORE PURCHASING THE VARIABLE CONTRACT AND ALLOCATING YOUR PURCHASE PAYMENTS TO THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT, WE URGE YOU TO READ THE ENTIRE PROSPECTUS CAREFULLY.

PURPOSE OF THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT

     The Guaranteed Interest Account with Market Value Adjustment is designed to provide you with an opportunity to receive a guaranteed fixed rate of interest. You can choose the period of time over which the guaranteed fixed rate of interest will be paid. That period of time is known as the Accumulation Period.

     The Guaranteed Interest Account with Market Value Adjustment is also designed to provide you with the opportunity to transfer part or all of the Guaranteed Interest Account with market Value Adjustment to the subaccounts available to you under the variable annuity contract. It is also designed to provide you with the opportunity to surrender part or all of the Guaranteed Interest Account with Market Value Adjustment before the end of the Accumulation Period. If you ask us to transfer or surrender part of all of the Guaranteed Interest Account, we will impose a charge, known as a market value adjustment.

PURCHASE PAYMENTS

     The purchase payments you make for the contract are received by the Company. Currently those purchase payments are not subject to taxes imposed by the United States Government or any state or local government.

     You may allocate your purchase payments to the Guaranteed Interest Account with Market Value Adjustment.

THE ACCUMULATION PERIODS

     There are 4 different Accumulation Periods currently available: a 3 year Accumulation Period, a 5 year Accumulation Period, a 7 year Accumulation Period, and a 10 year Accumulation Period. You may allocate initial or additional purchase payments made under the contract to one or more Accumulation Periods at the time you purchase the contract. You may also ask us to transfer Fund Values from the subaccounts available under the contract to one or more of the Accumulation Periods. There is no minimum allocation or transfer to an Accumulation Period. (See "Allocations to the Guaranteed Interest Account" at page 3.)

     Each Accumulation Period will have a Maturity Date which will be 3, 5, 7, or 10 years from the beginning of the month during which allocations are made and Purchase Payments are received or Fund Values are transferred. Therefore the Accumulation Period will end on the last day of a calendar month (the "Maturity Date") during which the third, fifth, seventh or tenth anniversary of the allocation to the Accumulation Period (as applicable) occurs. This means that the Maturity Date for a 3, 5, 7, or 10 year Accumulation Period may be up to 30 days shorter than 3, 5, 7 or 10 years, respectively. For amounts which are allocated to an Accumulation Period on, and as to which Purchase Payments are received or transfers are effective on the first day of a calendar month will be exactly 3, 5, 7, or 10 years, depending on the Accumulation Period selected. (See "Specified Interest Rate and Accumulation Periods" at page 4.)

CREDITING OF INTEREST

     The Company will credit amounts allocated to an Accumulation Period with interest at a rate not less than 3.5%. This interest rate is known as the Specified Interest Rate. It will be credited for the duration of the

Accumulation Period. Specified Interest Rates for each Accumulation Period are declared periodically in the sole discretion of the Company. (See "Specified Interest Rates and Accumulation Periods" at page 4.)

     At least 15 days and at most 45 days prior to the Maturity Date of an Accumulation Period, Contract Owners having Fund Values allocated to such Accumulation Periods will be notified of the impending Maturity Date. Contract Owners will then have the option of directing the surrender, transfer, or distribution of the Fund Value (during the Maturity Period) without application of any MVA.

     The Specified Interest Rate will be credited to amounts allocated to an Accumulation Period, so long as such allocations are neither surrendered nor transferred prior to the Maturity Date for the Allocation Period. The Specified Interest Rate is credited daily, providing an annual effective yield. (See "Specified Interest Rates and Accumulation Periods" at page 4.)

THE MARKET VALUE ADJUSTMENT

     Amounts that are surrendered, transferred or otherwise distributed from an Accumulation Period prior to the Maturity Date of that Accumulation Period, will be subject to a Market Value Adjustment ("MVA"). The MVA is accomplished through the use of a factor, which is known as the "MVA Factor". This factor is discussed in detail in the section entitled "The Market Value Adjustment -- The MVA Factor" at page 5.

OTHER PROVISIONS OF THE CONTRACT

     This summary and this prospectus does not describe the other provisions of the contract. Please refer to the prospectus for MONY America Variable Account A and to the contract for the details of these provisions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Actual events or results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" as well as those discussed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in the other sections of this Prospectus.

            DETAILED DESCRIPTION OF THE GUARANTEED INTEREST ACCOUNT
                          WITH MARKET VALUE ADJUSTMENT

1. GENERAL

     The Guaranteed Interest Account with Market Value Adjustment is an allocation option available under certain variable annuity contracts issued by the Company. Not all of the variable annuity contracts issued by the Company offer the Guaranteed Interest Account with Market Value Adjustment, nor is the Guaranteed Interest Account with Market Value Adjustment available in every state jurisdiction. The variable annuity prospectuses describing variable annuity contracts that offer the Guaranteed Interest Account with Market Value Adjustment clearly disclose whether the Guaranteed Interest Account with Market Value Adjustment is available as an allocation choice to the Owner. If the Guaranteed Interest Account with Market Value Adjustment is available under a variable annuity issued by the Company, the prospectus for the variable annuity contract ("Contract") and this prospectus must be read carefully together in the same manner that prospectuses for underlying mutual funds must be read with the prospectus for the Contracts.

     The guarantees associated with the Guaranteed Interest Account with Market Value Adjustment are borne exclusively by the Company. The guarantees associated with the Guaranteed Interest Account with Market Value Adjustment are legal obligations of the Company. Fund Values allocated to the Guaranteed Interest Account with Market Value Adjustment are held in the "General Account" of the Company. Amounts allocated to the General Account of the Company are subject to the liabilities arising from the business the Company conducts. The Company has sole investment discretion over the investment of the assets of its General Account. Contract Owners having allocated amounts to a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, however, will have no claim against any particular assets of the Company.

     The Guaranteed Interest Account with Market Value Adjustment provides for a guaranteed interest rate (the "Specified Interest Rate"), to be credited as long as any amount allocated to the Guaranteed Interest Account with Market Value Adjustment is not distributed for any reason prior to the Maturity Date of the particular accumulation period chosen by the Owner. Generally, a 3 year Accumulation Period offers guaranteed interest at a Specified Interest Rate over 3 years, a 5 year Accumulation Period offers guaranteed interest at a Specified Interest Rate over 5 years, and so on. Because every Accumulation will mature on the last day of a calendar month, the Accumulation Period may terminate up to 30 days less than the 3, 5, 7, or 10 year Accumulation Period.

     Although the Specified Interest Rate will continue to be credited as long as Fund Values remain in an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment prior to the Maturity Date, surrenders, transfers (including transfers to the Loan Account as a result of a request by the Contract Owner for a Loan), or distributions except upon the death of Annuitant for any other reason will be subject to an MVA, as described below.

2. ALLOCATIONS TO THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT

     There are three sources from which allocations to the Guaranteed Interest Account with Market Value Adjustment may be made:

     (1) an initial purchase payment made under a Contract may be wholly or partially allocated to the Guaranteed Interest Account with Market Value Adjustment;

     (2) a subsequent or additional purchase payment made under a Contract may be partially or wholly allocated to the Guaranteed Interest Account with Market Value Adjustment; and

     (3) amounts transferred from Subaccounts available under the Contract may be wholly or partially allocated to the Guaranteed Interest Account with Market Value Adjustment.

     There is no minimum amount of any allocation of either Purchase Payments or transfers of Fund Value to the Guaranteed Interest Account with Market Value Adjustment. The Contract provides that the prior approval of the Company is required before it will accept a Purchase Payment where, with that Payment, cumulative Purchase Payments made under any one or more Contracts held by the Owner, less the amount of any prior partial surrenders and their Surrender Charges, exceed $1,500,000. This limit applies to the aggregate of Fund Values in the Guaranteed Interest Account with Market Value Adjustment and in each of the Subaccounts of the Contract

3. THE SPECIFIED INTEREST RATE AND THE ACCUMULATION PERIODS

  A. Specified Interest Rates

     The Specified Interest Rate, at any given time, is the rate of interest guaranteed by the Company to be credited to allocations made to the Accumulation Period for the Guaranteed Interest Account with Market Value Adjustment chosen by the Owner, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the 4 different Accumulation Periods which are currently available: 3, 5, 7, and 10 years.

     The Company declares Specified Interest Rates for each of the available Accumulation Periods from time to time. Normally, new Specified Interest Rates will be declared monthly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. The Company observes no specific method in the establishment of the Specified Interest Rates, but generally will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Accumulation Periods then available for the Guaranteed Interest Account with Market Value Adjustment. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. The Company has no way of predicting what Specified Interest Rates may be declared in the future and there is no guarantee that the Specified Interest Rate for any of the Accumulation Periods will exceed the guaranteed minimum effective annual interest rate of 3.5%.

     The period of time during which a particular Specified Interest Rate is in effect for new allocations to the then available Accumulation Periods is referred to as the Investment Period. All allocations made to an Accumulation Period during an Investment Period are credited with the Specified Interest Rate in effect. An Investment Period ends only when a new Specified Interest Rate relative to the Accumulation Period in question is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to Accumulation Periods during prior Investment Periods. All such prior allocations will be credited with the Specified Interest Rate in effect when the allocation was made for the duration of the Accumulation Period selected.

     Information concerning the Specified Interest Rates in effect for the various Accumulation Periods can be obtained by contacting an agent of the Company who is also a registered representative of MONY Securities Corp. or by calling the following toll free telephone number: 1-800-736-0136.

     The Specified Interest Rate is credited to allocations made to an Accumulation Period elected by the Owner on a daily basis, resulting in an annual effective yield which is guaranteed by the Company, unless amounts are surrendered or transferred from that Accumulation Period for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Accumulation Period. If amounts are surrendered or transferred from the Accumulation Period for any reason prior to the Maturity Date, an MVA will be applied to the amount surrendered or transferred.

  B. Accumulation Periods

     For each Accumulation Period, the Specified Interest Rate in effect at the time of the allocation to that Accumulation Period is guaranteed. An Accumulation Period always expires on a Maturity Date which will be the last day of a calendar month; therefore, the Specified Interest Rate may be credited for up to 30 days less than the Accumulation Period.

     For example, if an allocation is made to a 10 year Accumulation period on August 10, 1998 and the funds for a new Purchase Payment are received on that day, the Specified Interest Rate for that Accumulation Period will be credited beginning on that day until July 31, 2008; however, the Accumulation Period will begin on August 1, 1998 and will end on July 31, 2008.

     All Accumulation Periods for the 3, 5, 7, and 10 year Accumulation Periods, respectively, will be determined in a manner consistent with the foregoing example. Accumulation Periods will be exactly 3, 5, 7, or 10 years only when an allocation to an Accumulation Period occurs (or the Purchase Payment is received or the transfer of Fund Values from a Subaccount is effective) on the first day of a calendar month.

4. MATURITY OF ACCUMULATION PERIODS

     At least fifteen days and at most forty-five days prior to the end of an Accumulation Period, the Company will send notice to the Contract Owner of the impending Maturity Date (always the last day of a calendar month). The notice will include the projected Fund Value held in the Accumulation Period on the Maturity Date and will specify the various options Contract Owners may exercise with respect to the Accumulation Period:

          (1) During the thirty day period following the Maturity Date (the "Maturity Period"), the Contract Owner may wholly or partially surrender the Fund Value held in that Accumulation Period without an MVA; however, surrender charges under the variable annuity Contract, if applicable, will be assessed.

          (2) During the thirty day period following the Maturity Date, the Contract Owner may wholly or partially transfer the Fund Value held in that Accumulation Period, without an MVA, to any Subaccount then available under the Contract or may elect that the Fund Value held in that Accumulation Period be held for an additional Accumulation Period of the same number of years or for another Accumulation Period of a different number of years which may at the time be available. A confirmation of any such transfer or election will be sent immediately after the transfer or election is processed.

          (3) If the Contract Owner does not make an election within the Maturity Period, the entire Fund Value held in the maturing Accumulation Period will be transferred to an Accumulation Period of the same number of years as the Accumulation Period which matured. However, if that period would extend beyond the Annuity Starting Date of the Contract or if that period is not then made available by the Company, the Fund Value held in the maturing Accumulation Period will be automatically transferred to the Money Market Subaccount at the end of the Maturity Period. A confirmation will be sent immediately after the automatic transfer is executed.

     During the thirty day period following the Maturity Date, and prior to any of the transactions set forth in (1), (2), or (3) above, the Specified Value held in the maturing Accumulation Period will continue to be credited with the Specified Interest Rate in effect before the Maturity Date.

5. THE MARKET VALUE ADJUSTMENT ("MVA")

  A. General Information Regarding the MVA

     A surrender, transfer (including a transfer to the Loan Account as a result of a request by the Owner for a Loan), or distribution of Specified Value of the Guaranteed Interest Account with Market Value Adjustment held in an Accumulation Period which are surrendered, transferred, or distributed for any reason prior to the Maturity Date of that particular Accumulation Period, will be subject to an MVA. The MVA is determined by the multiplication of an MVA Factor by the Specified Value, or the portion of the Specified Value being surrendered, transferred or distributed. The Specified Value is the amount of the allocation of Purchase Payments and transfers of Fund Value to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, plus interest accrued at the Specified Interest Rate minus prior distributions. The MVA may either increase or decrease the amount of the distribution.

     The MVA is intended to approximate, without duplicating, the experience of the Company when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when Contract Owners request surrenders (including transfers for the purpose of obtaining a Loan), or distributions. When liquidating assets, the Company may realize either a gain or a loss.

     If prevailing interest rates are higher than the Specified Interest Rate in effect at the time the Accumulation Period commences, the Company will realize a loss when it liquidates assets in order to process a surrender, loan, or transfer; therefore, application of the MVA under such circumstances will decrease the amount of the distribution or loan.

     Generally, if prevailing interest rates are lower than the Specified Interest Rate in effect at the time the Accumulation Period commences, the Company will realize a gain when it liquidates assets in order to process a surrender, loan, or transfer; therefore, application of the MVA under such circumstances will increase the amount of the distribution or loan.

     The Company measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the MVA Factor. The MVA Factor is described more fully below.

  B. The MVA Factor

     The formula for determining the MVA Factor is:

                           [(1+a)/(1+b)](n-t)/12) - 1

Where:

    a    =    the Specified Interest Rate for the Accumulation Period from which the surrender, transfer or loan is to be taken;
    b    =    the Specified Interest Rate declared at the time a surrender or transfer is requested for an Accumulation Period equal to the time remaining in the Accumulation Period from which the surrender, transfer (including transfer to the Loan Account as a result of a request by the Owner for a Loan), or
              distribution is requested, plus 0.25%;
    n    =    the Accumulation Period from which the surrender, transfer, or distribution occurs in months; and
    t    =    the number of elapsed months (or portion thereof) in the
              Accumulation Period from which the surrender, transfer, or distribution occurs.

     The MVA Factor shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of 0.25% in the MVA Factor.

     The MVA Factor will either be greater, less than or equal to 0 and will be multiplied by the Specified Value or that portion of the Specified Value being surrendered, transferred, or distributed for any other reason. If the result is greater than 0, a gain will be realized by the Contract Owner; if less than 0, a loss will be realized. If the MVA Factor is exactly 0, no gain or loss will be realized.

6. CONTRACT CHARGES

     The Contracts under which the Guaranteed Interest Account with Market Value Adjustment are made available have various fees and charges, some of which may be assessed against allocations made to the Guaranteed Interest Account with Market Value Adjustment.

     Contingent deferred sales charges, if applicable, will be assessed against full or partial surrenders from the Guaranteed Interest Account with Market Value Adjustment. If any such surrender occurs prior to the Maturity Date for any particular Accumulation Period elected by the Owner, the amount surrendered will be subject to an MVA in addition to contingent deferred sales charges. The variable annuity prospectus fully describes the contingent deferred sales charges. Please refer to the variable annuity prospectus for complete details regarding the contingent deferred sales charges under the Contracts.

     Mortality and expense risk charges which may be assessed under variable annuity Contracts will not be assessed against any allocation to the Guaranteed Interest Account with Market Value Adjustment. Such charges apply only to the Fund Value allocated to the Subaccounts of the Variable Account.

7. GUARANTEED INTEREST ACCOUNT AT ANNUITIZATION

     On the Annuity Starting Date, the Contract's Cash Value, including the Specified Value of all Accumulation Periods of the Guaranteed Interest Account with Market Value Adjustment, will be applied to provide an annuity or any other option previously chosen by the Owner and permitted by the Company. If the Owner elected Settlement Option 3 (Single Life Income) or 3A (Joint Life Income) the Fund Value of the Contract will be applied. Therefore, if Settlement Options 3 or 3A were to be elected by the Owner, no surrender charge or MVA would be applied to the Specified Value. However, if any other settlement option is elected, or if no election is in effect on the Annuity Starting Date, a lump sum payment will be deemed to have been elected and a MVA will apply.

                                  INVESTMENTS

     Amounts allocated to the Guaranteed Interest Account with Market Value Adjustment are transferred to the Company's General Account. Amounts allocated to the General Account of the Company are subject to the liabilities arising from the business the Company conducts. This is unlike amounts allocated to the Subaccounts of the Variable Account, which are not subject to the liabilities arising from the business the Company conducts. The Company has sole investment discretion over the investment of the assets of its General Account. Variable annuity Contract Owners having allocated amounts to a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, however, will have no claim against any particular assets of the Company. The Specified Interest Rates declared by the Company for the various Accumulation Periods will not necessarily correspond to the performance of any group of assets of the General Account.

     CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GUARANTEED INTEREST
                      ACCOUNT WITH MARKET VALUE ADJUSTMENT

     The Guaranteed Interest Account with Market Value Adjustment is available only as an allocation option under the Contracts issued by the Company. The appropriate variable annuity prospectus and statement of additional information should be consulted for information regarding the distribution of the Contracts.

                                  RISK FACTORS

     Potential purchasers should carefully consider the factors described in "Risk Factors" as well as the other information contained in this Prospectus before allocating purchase payments or Fund Values to the Guaranteed Interest Account with Market Value Adjustment offered hereby. Such "Risk Factors" include:

       (i)  the risk of losses on real estate and commercial mortgage loans,

      (ii)  other risks relating to the Company's investment portfolio,

      (iii) the risk that interest rate changes could make certain of the Company's products less profitable to the Company or less attractive to customers,

      (iv)  risks with respect to certain sales practice litigation,

       (v) the risk of increased surrenders of certain annuities as the surrender charges with respect to such annuities expire,

      (vi)  risks associated with certain economic and market factors,

      (vii)  the risk of variations in claims experience,

     (viii)  risks related to certain insurance regulatory matters,

      (ix)  risks of competition,


       (x) risks with respect to claims paying ability ratings and financial strength ratings, and



      (xi) risks of potential adoption of new Federal income tax legislation and the effect of such adoption on certain of the Company's life and annuity products.

                                  THE COMPANY

1. BUSINESS

  A. Organization

     MONY Life Insurance Company of America (the "Company") is a stock life insurance company organized in the state of Arizona. The Company is currently licensed to sell life insurance and annuities in 49 states (not including New
York), the District of Columbia, the U.S. Virgin Islands and Puerto Rico. The Company is the corporate successor of VICO Credit Life Insurance Company, incorporated in Arizona on March 6, 1969.


     The Company is a wholly-owned subsidiary of MONY Life Insurance Company ("MONY" or "MONY Life"). MONY was organized as a mutual life insurance company under the laws of the State of New York in 1842. MONY converted to a stock life insurance company in November 1998 through demutualization and assumed its present name at that time. In addition, MONY became a wholly-owned subsidiary of The MONY Group Inc. at that time. The principal offices of MONY and the Company are at 1740 Broadway, New York, New York 10019. MONY Securities Corp., an affiliate of the Company and MONY, is the principal underwriter for the Contracts described in this Prospectus. The Company may purchase certain administrative services from MONY under a services agreement, to enable the Company to administer the Contracts.



     At December 31, 1999, MONY had approximately $303.9 million invested in the Company to support its insurance operations.


     The Company offers a variety of forms of variable annuities, fixed annuities, and variable universal life insurance and universal life insurance policies on a non-participating basis. The Company is a registered investment adviser providing investment management and administration services.

  B. Description of Business

     The Company offers variable annuities, fixed annuities, and variable universal life insurance and universal life insurance policies. Recently, it began to offer term life insurance as well. Its products are distributed largely through the career agent field force of MONY. Together with MONY and its affiliates MONY Securities Corp. and Enterprise Funds Distributors, Inc., the Company is a part of an organization that also markets mutual funds and investment management services.

     The Company's universal life insurance policies are offered to individuals to meet a variety of needs as well as to businesses desiring to provide payroll deduction life insurance to their employees. The Company's universal life insurance policies permit the policyowner to vary the amount and frequency of periodic cash premiums they pay, depending upon the needs of the policyowner and the availability of value within the policy necessary to keep the policy in force by paying the various charges, including, without limitation, the cost of insurance charges.

     The Company's variable life and variable annuity products are also offered to individuals and allow the customer to choose from among subaccounts pursuing a wide variety of investment objectives which reflect the investment objectives of the underlying mutual funds managed by premier mutual fund managers. These products are attractive to customers seeking to meet a variety of objectives, including life insurance protection and retirement accumulations, respectively.

     The Company's survivorship life products insure several lives and provide for the payment of death benefits upon the death of the last surviving insured.

     The Company also offers a Corporate Sponsored Variable Universal Life Insurance policy to corporations to meet needs which can be met by the death benefit and cash value accumulation provisions of the policy.


     The Company's term life insurance product is a level term life insurance policy. It is largely distributed through the career agent field force of MONY.

     The Company also offers a variety of policy riders designed to provide additional benefits or flexibility at the option of the policyowner. These riders include riders that, subject to their terms and conditions, waive premium payments upon disability, pay higher benefits in the event of accidental death, allow purchase of additional coverage without evidence of insurability, and permit the addition of term insurance to provide additional death benefit protection.


     The Company's variable life insurance and variable annuity business has grown substantially in recent years. In part, this growth is due to the development of variable life insurance policies for both the individual as well as the corporate sponsored life insurance markets. The Company also believes that the growth of these products has been further enhanced by favorable demographic trends, the growing tendency of Americans to supplement traditional sources of retirement income with variable annuity products which provide the purchaser with some ability to direct the investment strategy, and the performance of the financial markets, particularly the U.S. stock markets, in recent years.

  C. Regulation

     The Company, as with other insurance companies, is subject to extensive regulation and supervision in the jurisdictions in which it does business. Such regulations impose restrictions on the amount and type of investments insurance companies may hold. These regulations also affect many other aspects of insurance companies businesses, including licensing of insurers and their products and agents, risk-based capital requirements and the type and amount of required asset valuation reserve accounts. These regulations are primarily intended to protect policyholders. The Company can not predict the effect that any proposed or future legislation may have on the financial condition or results of operations of the Company.

     Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies.

     As part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three to four years) of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the National Association of Insurance Commissioners (NAIC). The operations of the Company were examined by the Arizona Insurance Department for each of the three years ended December 31, 1996. The report did not deal with any matter which may reasonably be expected to result in a material effect on the Company's financial condition or results of operations.

     In recent years, a number of life and annuity insurers have been the subject of regulatory proceedings and litigation relating to alleged improper life insurance pricing and sales practices. Some of these insurers have incurred or paid substantial amounts in connection with the resolution of such matters. See "-- Legal Proceedings", at page 11. In addition, state insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers' compliance with applicable insurance laws and regulations.

     The Company and MONY continuously monitor sales, marketing and advertising practices, and related activities of their agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no assurance that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.


     The Company is subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below investment grade fixed income securities, equity real estate and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, would require divestiture of such non-qualifying investments. As of December 31, 1999, the Company's investments complied with all such regulations.



     Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures that may significantly affect the insurance business include limitations on antitrust immunity, minimum solvency requirements and the recent removal of barriers restricting banks from engaging in the insurance and mutual fund business.



     The Company is subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission (the "Commission") and under certain state securities laws. Certain separate accounts and a variety of mutual funds and other pooled investment vehicles are registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Certain annuity contracts and insurance policies issued by the Company are registered under the Securities Act of 1933, as amended (the "Securities Act").



     The Company is an investment advisor, registered under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). The investment company managed by the Company is registered with the Commission under the Investment Company Act.



     The Company may also be subject to similar laws and regulations in the states in which it provides investment advisory services, offer the products described above or conduct other securities related activities.


  D. Competition


     The Company believes that competition in the Company's lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ratings, service and name recognition. The Company competes with a large number of other insurers as well as non-insurance financial services companies, such as banks, broker/dealers and asset managers, many of whom have greater financial resources, offer alternative products or more competitive pricing and, with respect to other insurers, have higher claims-paying ability ratings than the Company. Competition exists for individual consumers, and agents and other distributors of insurance and investment products. National banks, with their preexisting customer bases for financial services products, increasingly compete with insurers as a result of court cases that permit national banks to sell annuity products of life insurance companies in certain circumstances.



     In addition, there has been recently enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurance companies. The ability of banks to affiliate with insurance companies and to offer annuity products of life insurance companies may materially adversely affect all of the Company's product lines by substantially increasing the number, size and financial strength of potential competitors.



     The Company must attract and retain productive agents to sell its insurance and annuity products. Strong competition exists among insurance companies for agents with demonstrated ability. Management believes that key bases of competition among insurance companies for agents with demonstrated ability include a company's financial position and the services provided to, and relationships developed with, these agents in addition to compensation and product structure. Changes arising from MONY Life's Demutualization, as well as the realignment of MONY Life's career agency sales force and the transition to new products, may affect the Company's ability to retain productive distributors of its individual insurance and annuity products. Sales of individual insurance and annuity products and the Company's financial position and results of operations could be materially adversely affected if such changes occur.

  E. Employees

     The Company has no employees. The Company has entered into a Services Agreement with MONY, pursuant to which MONY provides the services necessary to operate the business of the Company.

2. PROPERTIES

     The Company's administrative offices are located at 1740 Broadway, New York, New York 10019. MONY's principal executive offices are also located there. MONY's administrative operations offices are located in Syracuse, New York, and the administrative services, principally related to the underwriting, issuance, and service of the Company's policies and policyholders, as well as the administration of claims, is conducted from those offices. MONY leases these offices.

3. LEGAL PROCEEDINGS


     In late 1995 and thereafter a number of purported class actions were commenced in various state and federal courts against the Company and MONY alleging that the Company and MONY engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases (including the Goshen case discussed below) seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting the Company and MONY from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. The Company and MONY have answered the complaints in each action (except for one being voluntarily held in abeyance), has denied any wrongdoing and has asserted numerous affirmative defenses.



     On June 7, 1996, the New York State Supreme Court certified the Goshen case, being the first of the aforementioned class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by the Company and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, the Company and MONY filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts, or are being voluntarily held in abeyance pending the outcome of the Goshen case.



     On October 21, 1997, the New York State Supreme Court granted the Company's motion for summary judgement and dismissed all claims filed in the Goshen case against the Company. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The Company intends vigorously to defend that litigation. There can be no assurance that the present or future litigation relating to sales practices will not have a material adverse effect on the Company.


     In addition to the foregoing, from time to time the Company is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company.

4. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements of the Company are included in a separate section of this prospectus.

     Semi-annual and annual reports are sent to contract owners of the variable annuity and life insurance contracts issued through registered Separate Accounts of the Company.


     The financial statements of the Company included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included herein in reliance upon the report of said firm given on the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers LLP's office is located at 1177 Avenue of the Americas, New York, New York 10036.


5.  SELECTED FINANCIAL INFORMATION


     The following table sets forth selected financial information for the Company. The selected financial information as of and for each of the years presented has been derived from the Company's audited financial statements and in the opinion of management, presents fairly such financial information in conformity with GAAP except as described in Note 1 to the Selected Financial Information. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's financial statements and the notes thereto and the other financial information included elsewhere herein.



                                                AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           1999        1998        1997      1996(1)     1995(1)
                                         --------    --------    --------    --------    --------
                                                             ($ IN MILLIONS)
INCOME STATEMENT DATA:(3)
Revenues:
  Universal life and investment-type
     product policy fees...............  $  143.1    $  122.0    $  100.8    $   80.8    $   61.8
  Premiums.............................       9.2         1.7         0.1         0.0         0.0
  Net investment income................      94.7        94.6        99.1       102.0       104.9
  Net realized gains (losses) on
     investments(2)....................      (0.3)        7.1         2.7         0.9         0.7
  Other income.........................       7.6         7.6         5.5         4.8         7.6
                                         --------    --------    --------    --------    --------
     Total revenues....................     254.3       233.0       208.2       188.5       175.0
     Total benefits and expenses.......     224.4       211.1       195.4       175.4       155.4
                                         --------    --------    --------    --------    --------
Income before income taxes.............      29.9        21.9        12.8        13.1        19.6
Income tax expense.....................      10.5         7.7         4.5         4.6         7.2
                                         --------    --------    --------    --------    --------
Net income.............................  $   19.4    $   14.2    $    8.3    $    8.5    $   12.4
                                         ========    ========    ========    ========    ========
BALANCE SHEET DATA:(3)
Total assets...........................  $6,168.2    $5,889.4    $5,291.5    $4,234.9    $3,405.9
Total liabilities......................   5,864.3     5,599.6     5,029.5     3,995.3     3,182.4
Shareholders' equity...................     303.9       289.8       262.0       239.6       223.5


---------------

(1) The balance sheet data presented as of December 31, 1996 and 1995 and the income statement data for December 31, 1995 were derived from unaudited financial information not included elsewhere herein.



(2) Includes writedowns for impairment and net changes in valuation allowances on real estate, mortgage loans and investment securities aggregating $0.9 million, $(0.1) million, $(0.3) million, $0.4 million and $1.9 million for the years ended December 31, 1999, 1998, 1997, 1996, and 1995, respectively.



(3) Prior to 1996, the Company, as the wholly owned stock insurance company subsidiary of a mutual life insurance company (MONY Life), prepared its financial statements in conformity with accounting practices prescribed or permitted by the Arizona Insurance Department, which accounting practices were considered to be GAAP for mutual life insurance companies and their wholly owned stock life insurance company subsidiaries. As of January 1, 1996, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 40, Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises, and Statement of Financial Accounting Standards ("SFAS") No. 120, Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long Duration Participating Policies. Interpretation No. 40 and

    SFAS No. 120 require mutual life insurance companies and their wholly owned stock insurance company subsidiaries to adopt all applicable authoritative GAAP pronouncements in their general purpose financial statements. Accordingly, the financial information presented in the Selected Financial Information for periods prior to 1996 has been derived from financial information of the Company which has been retroactively restated to reflect the adoption of all applicable authoritative GAAP pronouncements. All such applicable pronouncements were adopted as of the effective date originally specified in each such pronouncement.



6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion addresses financial condition and results of operations of the Company for the periods indicated. The discussion and analysis of the Company's financial condition and results presented below should be read in conjunction with the "Selected Financial Information" and the Financial Statements and related footnotes and other financial information included elsewhere herein.


     The Company is a stock life insurance company organized in the state of Arizona and is the corporate successor of VICO Credit Life Insurance Company, incorporated in Arizona on March 6, 1969. The Company is a wholly owned subsidiary of MONY Life Insurance Company, a stock life insurance company domiciled in the state of New York. MONY Life, formerly The Mutual Life Insurance Company of New York, is a wholly-owned subsidiary of The MONY Group, a Delaware Corporation organized to be the parent holding company of MONY Life.



     The Company's primary business is to provide asset accumulation and life insurance products to business owners, growing families, and pre-retirees. The Company's insurance and financial products are marketed and distributed directly to individuals primarily through MONY Life's career agency sales force. These products are sold in 49 states (not including New York), the District of Columbia, the U.S. Virgin Islands and Puerto Rico.



                             RESULTS OF OPERATIONS



                                                              AS OF AND FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                              -------    -------    -------
                                                                     ($ IN MILLIONS)
REVENUES:
Universal life and investment-type product policy fees......  $143.1     $122.0     $100.8
Premiums....................................................     9.2        1.7        0.1
Net investment income.......................................    94.7       94.6       99.1
Net realized gains (losses) on investments..................    (0.3)       7.1        2.7
Other income................................................     7.6        7.6        5.5
                                                              ------     ------     ------
  Total revenues............................................   254.3      233.0      208.2
BENEFITS AND EXPENSES:
Benefits to policyholders...................................    43.6       34.9       30.6
Interest credited to policyholders' account balances........    63.5       65.1       72.5
Amortization of deferred policy acquisition costs...........    43.5       35.5       46.3
Other operating costs and expenses..........................    73.8       75.6       46.0
                                                              ------     ------     ------
  Total benefits and expenses...............................   224.4      211.1      195.4
Income before income taxes..................................    29.9       21.9       12.8
Income tax expense..........................................    10.5        7.7        4.5
                                                              ------     ------     ------
Net income..................................................    19.4       14.2        8.3
Other comprehensive income (loss), net......................   (15.3)       1.1        3.3
                                                              ------     ------     ------
Comprehensive income........................................  $  4.1     $ 15.3     $ 11.6
                                                              ======     ======     ======

FACTORS AFFECTING PROFITABILITY



     The Company derives its revenues principally from: (i) insurance, administrative and surrender charges on universal life and annuity products,
(ii) asset management fees from separate account products, (iii) premiums on non-participating term life insurance, and (iv) net investment income and realized capital gains on general account assets. The Company's expenses consist of insurance benefits provided to policyholders, interest credited on policyholders' account balances, the cost of selling and servicing the various products sold by the Company, including commissions to sales representatives (net of any deferrals), and general business expenses.



     The Company's profitability depends in large part upon (i) the amount of its assets, (ii) the adequacy of its product pricing (which is primarily a function of competitive conditions, management's ability to assess and manage trends in mortality and morbidity experience as compared to the level of benefit payments, and its ability to maintain expenses within pricing assumptions),
(iii) the maintenance of the Company's target spreads between credited rates on policyholders' account balances and the rate of earnings on its investments,
(iv) the persistency of its policies (which affects the ability of the Company to recover the costs incurred to sell a policy) and (v) its ability to manage the market and credit risks associated with its invested assets. External factors, such as legislation and regulation of the insurance marketplace and products, may also affect the Company's profitability.



  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998



     Universal life ("UL") and investment-type product fees were $143.1 million for 1999, an increase of $21.1 million, or 17.3%, from $122.0 million reported in the comparable prior year period. The principal reasons for the change from period to period are as follows:



     Flexible premium variable annuity ("FPVA") product fees were $64.4 million for 1999, an increase of $8.4 million, from $56.0 million reported in the comparable prior year period. The increase in FPVA fees is primarily due to surrender charges which were $7.1 million higher than in 1998. FPVA account value increased $103.5 million during 1999 to $4,279.6 million, as compared to $4,176.1 million in 1998. The increase in account value in 1999 resulted from new sales and other deposits of $378.5 million and market appreciation of $450.4 million, offset by approximately $725.4 million in withdrawals and surrenders. New sales of variable annuities during 1999 were $379 million, a decrease of $151 million, or 28.5%, from $529 million reported for 1998. The decline in annuity sales was primarily due to: (i) increased competition in the marketplace, (ii) the introduction by some companies of bonus annuities, which the Company elected not to offer, and (iii) delays in obtaining approval of the Company's new annuity products in certain key states. During 1999, the Company took actions to reverse this trend, including changes in agent compensation plans, product improvements (including the addition of new fund options offered through the Company's annuities), and increased education and training of the Company's career agency sales force to emphasize the value of our annuity line compared to the competition.



     Variable universal life ("VUL") and corporate sponsored variable universal life ("CSVUL") product fees were $36.9 million for 1999, an increase of $16.2 million, from $20.7 million reported in the comparable prior year period. The increase in fees is primarily due to higher charges for the cost of insurance, loading and surrender charges of $8.8 million, $3.5 million and $1.6 million, respectively, and reduced unearned revenue (amounts assigned to the policyholders for future services) of $2.9 million.



     UL product fees were $50.9 million for 1999, a decrease of $2.4 million, from $53.3 million reported in the comparable prior year period. The decrease is primarily due to reduced loading and surrender charges of $2.0 million and lower unearned revenue (amount assigned to the policyholders for future services) of $0.5 million.



     Premium revenue was $9.2 million for 1999, an increase of $7.5 million from $1.7 million reported in the comparable prior year period. Approximately $4.0 million of the increase was a result of a modified co-insurance agreement between U.S. Financial Life ("USFL") and the Company. The additional increase is a result of renewal premiums and new premiums relating to level term business, which has been trending upward since the Company began offering this product during the fourth quarter of 1997.



     Net investment income was $94.7 million for 1999, an increase of $0.1 million, or 0.1%, from $94.6 million reported in the comparable prior year period. The increase is primarily related to an increase in the average balances of invested assets of $6.5 million between the periods, which was partially offset by a 7 basis point decrease in portfolio yields.



     Net realized losses on investments were $0.3 million for 1999, a change of $7.4 million, or 104.2%, from net realized gains of $7.1 million reported in the comparable prior year period. The decrease is primarily due to lower sales/prepayment gains on fixed maturities of $3.2 million, lower sales gains on real estate and real estate partnerships of $2.0 million, higher losses on provisions for allowances on mortgage loans and real estate of $1.2 million and lower mortgage sales gains of $1.0 million.



     Other income was $7.6 million for 1999 and 1998, which consists mostly of fees for supplementary contracts.



     Benefits to policyholders were $43.6 million for 1999, an increase of $8.7 million, or 24.9%, from $34.9 million reported in the comparable prior year period. The increase is primarily a result of higher UL death claims of $5.1 million to $30.8 million in 1999 from $25.7 million in 1998. Corporate-owned life insurance ("COLI"), a new product introduced in 1998, death claims (before reinsurance) increased to $2.9 million in 1999 from $0.0 million in 1998.



     Interest credited to policyholders' account balances was $63.5 million for 1999, a decrease of $1.6 million, or 2.5%, from $65.1 million reported in the comparable prior year period. The decrease was primarily due to lower single premium deferred annuity ("SPDA") account balances and modest declines in crediting rates which reduced interest crediting amounts by approximately $3.4 million. During 1999, SPDA account value decreased $55.3 million to $248.4 million at December 31, 1999 from $303.7 million at December 31, 1998 as a result of continued withdrawals in 1999. This was offset by a $1.1 million increase in FPVA interest credited due to increases in general account fund balances for this product.



     Amortization of deferred policy acquisition costs ("DAC") was $43.5 million for 1999, an increase of $8.0 million, or 22.5%, from $35.5 million reported in the comparable prior year period. The increase in DAC amortization was the result of $4.5 million higher amortization related to the Company's VUL business as a result of better mortality and rapid growth in the product, $1.6 million related to the modified co-insurance agreement between USFL and the Company for traditional life products and an increase of $1.4 million due to higher expected gross profits in the FPVA business offset by the effect of the FPVA exchange program.



     Other operating costs and expenses were $73.8 million for 1999, a decrease of $1.8 million, or 2.4%, from $75.6 million reported in the comparable prior year period. The decrease is due to higher capitalized DAC slightly offset by higher general expenses and commissions.



  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997



     UL and investment-type product fees were $122.0 million for 1998, an increase of $21.2 million, or 21.0%, from $100.8 million reported for 1997. The principal reasons for the change from period to period are as follows:



     FPVA product fees were $56.0 million for 1998, an increase of $11.9 million from $44.1 million reported in the comparable prior year period. FPVA account value increased $404.2 million during 1998 to $4,176.1 million, as compared to $3,771.9 million in 1997. The increase in account value in 1998 resulted from new sales and other deposits of $529.3 million and market appreciation of $264.0 million, offset by approximately $389.1 million in withdrawals and surrenders. New sales of variable annuities during 1998 were $529 million, a decrease of $96 million or 15.3%, from $625 million reported for 1997. The introduction of new products and delays in regulatory approvals in key states adversely affected variable annuity sales.

     VUL and CSVUL product fees were $20.7 million for 1998, an increase of $3.5 million, from $17.2 million reported in the comparable prior year period. The increase relating to the Company's VUL and CSVUL business was $1.8 million and $1.7 million, respectively. The Company began offering CSVUL during the fourth quarter of 1997. For 1998, the Company reported total fees from its VUL business of $18.9 million, as compared to $17.1 million reported from 1997. The increase in VUL fees is primarily due to higher charges for the cost of insurance, administration, and loading of approximately $5.0 million, $0.7 million and $1.6 million, respectively.



     Premium revenue was $1.7 million for 1998, an increase of $1.6 million from $0.1 million reported for 1997. The increase was primarily the result of new premiums relating to private label term business (term insurance sold through alternate distribution channels), which the Company began offering during the fourth quarter of 1997.



     Net investment income was $94.6 million for 1998, a decrease of $4.5 million, or 4.5%, from $99.1 million reported for 1997. The decrease is primarily related to a decrease in portfolio yields from 7.3% in 1997 to 7.1% in 1998 due to rollover of the portfolio at lower interest rates.



     Net realized gains on investments were $7.1 million for 1998, an increase of $4.4 million, or 163.0%, from $2.7 million reported for 1997. The increase is primarily due to $2.7 million in gains on sales and prepayments of fixed maturity securities, higher gains on sales of real estate of $1.1 million, and higher gains on sales of farm mortgages of $0.5 million.



     Other income was $7.6 million for 1998, an increase of $2.1 million, or 38.2%, as compared to $5.5 million reported for 1997. The increase is primarily due to higher funds received on supplementary contracts.



     Benefits to policyholders were $34.9 million for 1998, an increase of $4.3 million, or 14.1%, from $30.6 million reported for 1997. The increase is primarily due to higher death claims, net of reinsurance, and higher transfers to supplementary contracts.



     Interest credited to policyholders' account balances was $65.1 million for 1998, a decrease of $7.4 million, or 10.2%, from $72.5 million reported for 1997. The decrease was primarily due to lower interest crediting of approximately $3.9 million relating to the Company's SPDA business in conjunction with lower interest crediting on all other products. During 1998, SPDA account value decreased $62.2 million to $303.7 million at December 31, 1998 from $365.9 million at December 31, 1997. The decrease in account value was due to continued withdrawals in 1998, as compared to 1997, which management believes reflected consumer preferences for separate account products. Average interest crediting rates on the Company SPDA's were approximately 5.5% in both 1998 and 1997, respectively.



     Amortization of deferred policy acquisition costs ("DAC") was $35.5 million for 1998, a decrease of $10.8 million, or 23.3%, from $46.3 million reported for 1997. The decrease primarily consisted of lower amortization on UL products due to revised estimate of mortality; VUL decreased reflecting higher claims during 1998 as compared to 1997. Amortization of DAC on the SPDA product line decreased due to lower profit margins as a result of the declining fund balances and narrowing of interest spreads.



     Other operating costs and expenses were $75.6 million for 1998, an increase of $29.6 million or 64.3% from $46.0 million reported for 1997. The increase is primarily due to higher intercompany allocation of expenses from MONY Life which primarily reflects the Company's higher production relative to that of MONY Life on a consolidated basis. In addition, other expenses increased in 1998 as compared to the prior year, including costs incurred in connection with regulatory compliance, guarantee assessments and other miscellaneous items.



LIQUIDITY AND CAPITAL RESOURCES



     The Company's cash inflows are provided mainly from annuity considerations and deposit funds, investment income and maturities and sales of invested assets and term life insurance premiums. Cash outflows primarily relate to the liabilities associated with its various life insurance and annuity products, operating expenses and income taxes. The life insurance and annuity liabilities relate to the Company's obligation to make benefit payments under its insurance and annuity contracts, as well as the need to make payments in connection with policy surrenders, withdrawals and loans. The Company develops an annual cash flow projection which shows expected asset and liability cash flows on a monthly basis. At the end of each quarter actual cash flows are compared to projections, projections for the balance of the year are adjusted in light of the actual results, if appropriate, and investment strategies are also changed, if appropriate. The quarterly cash flow reports contain relevant information on all of the following: new product sales and deposits versus projections, existing liability cash flow versus projections and asset portfolio cash flow versus projections. An interest rate projection is a part of the initial annual cash flow projections for both assets and liabilities. Actual changes in interest rates during the year and, to a lesser extent, changes in rate expectations will impact the changes in projected asset and liability cash flows during the course of the year. When the Company is formulating its cash flow projections it considers, among other things, its expectations about sales of the Company's products, its expectations concerning customer behavior in light of current and expected economic conditions, its expectations concerning competitors and the general outlook for the economy and interest rates.



     The events most likely to cause an adjustment in the Company's investment policies are: (i) a significant change in its product mix, (ii) a significant change in the outlook for either the economy in general or for interest rates in particular and (iii) a significant reevaluation of the prospective risks and returns of various asset classes.



     The following table sets forth the withdrawal characteristics and the surrender and withdrawal experience of the Company's total annuity reserves and deposit liabilities at December 31, 1999 and 1998.



     WITHDRAWAL CHARACTERISTICS OF ANNUITY RESERVES AND DEPOSIT LIABILITIES



                                                   AMOUNT AT                   AMOUNT AT
                                                  DECEMBER 31,    PERCENT     DECEMBER 31,    PERCENT
                                                      1999        OF TOTAL        1998        OF TOTAL
                                                  ------------    --------    ------------    --------
                                                                    ($ IN MILLIONS)
Not subject to discretionary withdrawal
  provisions....................................    $   57.8          1.3%      $   67.9          1.5%
Subject to discretionary withdrawal -- with
  market value adjustment or at carrying value
  less surrender charge.........................     4,025.5         88.7        3,938.6         87.8
                                                    --------       ------       --------       ------
Subtotal........................................     4,083.3         90.0        4,006.5         89.3
Subject to discretionary withdrawal -- without
  adjustment at carrying value..................       451.8         10.0          479.9         10.7
                                                    --------       ------       --------       ------
Total annuity reserves and deposit liabilities
  (gross of reinsurance)........................    $4,535.1        100.0%      $4,486.4        100.0%
                                                    ========       ======       ========       ======

     The following table sets forth by product line the actual amounts paid in connection with surrenders and withdrawals for the periods indicated.



                           SURRENDERS AND WITHDRAWALS



                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
                                                                      ($ IN MILLIONS)
PRODUCT LINE:
Variable and universal life.................................   $ 36.0      $ 28.3      $ 26.0
Annuities(1)................................................    739.5       406.5       286.7
                                                               ------      ------      ------
  Total.....................................................   $775.5      $434.8      $312.7
                                                               ======      ======      ======



---------------


(1) Excludes $724.9 million in 1999 relating to surrenders associated with an exchange program offered by the Company wherein contract holders surrendered old FPVA contracts and reinvested the proceeds in a new enhanced FPVA product offered by the Company.



     Annuity surrenders have increased for the year ended December 31, 1999 as compared to the comparable prior year period primarily due to the aging of the block of business and consequent decrease in surrender charge rates and due to an increase in competition. In July 1999, the Company has responded to this trend by enhancing its variable annuity products by offering new investment fund choices.



     During 1999, the Company reported cash used in operations of $64.6 million, as compared to $13.0 million during 1998, an increase of $51.6 million between the periods. The decrease in net cash flow from operations resulted primarily from higher operating expense of $29.2 million, higher benefits payment of $15.7 million and lower cash net investment income of $4.8 million. In 1999, net cash flow provided by financing activities was $70.4 million, an increase of $56.2 million from $14.2 million in the prior year. This increase is primarily due to the receipt of cash on the issuance of a note payable to MBMC in the amount of $50.5 million (see Note 3 of the Financial Statements.) The Company's liquid assets include U.S. Treasury holdings, short-term money market investments and marketable long-term fixed maturity securities. As of December 31, 1999, the Company had readily marketable fixed maturity securities with a carrying value of $1,048.8 million, which were comprised of $539.6 million public and $509.2 million private fixed maturity securities. At that date, approximately 94.8% of the Company's fixed maturity securities were designated in NAIC rating categories 1 and 2 (considered investment grade, with a rating of "Baa" or higher by Moody's or "BBB" or higher by S&P). In addition, at December 31, 1999, the Company had cash and cash equivalents of $28.9 million. Management believes that the Company's sources of liquidity are adequate to meet its anticipated needs.



     At December 31, 1999, the Company had commitments to issue $3.7 million of fixed rate agricultural loans with periodic interest rate reset dates. The initial interest rates on such loans range from 7.90% to 8.44%. The Company had no commitments outstanding for private fixed maturity securities as of December 31, 1999. In addition, at that date the Company had no outstanding commitments to issue any fixed rate commercial mortgage loans.



     Of the $52.8 million of currently outstanding commercial mortgage loans in the Company's investment portfolio at December 31, 1999, $2.2 million, $4.6 million and $8.7 million are scheduled to mature in 2000, 2001 and 2002, respectively. See "Investments -- Mortgage Loans -- Commercial Mortgage Loans".



     At December 31, 1999, aggregate maturities of long-term debt based on required remaining principal payments for 2000 and the succeeding four years are $2.1 million, $2.3 million, $2.4 million, $2.6 million and $2.8 million, respectively, and $36.8 million thereafter.



     Aggregate contractual debt service payments on the Company's debt at December 31, 1999, for 2000 and the succeeding four years are $5.4 million each year and $49.8 million thereafter.



     The National Association of Insurance Commissioners ("NAIC") established Risk Based Capital ("RBC") requirements to help state regulators monitor and safeguard life insurers' financial strength by identifying those companies that may be inadequately capitalized. The RBC guidelines provide a method to measure the adjusted capital (statutory-basis capital and surplus plus the Asset Valuation Reserve ("AVR") and other adjustments) that a life insurance company should have for regulatory purposes, taking into consideration the risk characteristics of such company's investments and products. A life insurance company's RBC ratio will vary over time depending upon many factors, including its earnings, the nature, mix and credit quality of its investment portfolio and the nature and volume of the products that it sells.



     While the RBC guidelines are intended to be a regulatory tool only, and are not intended as a means to rank insurers generally, comparisons of RBC ratios of life insurers have become generally available. The Company's adjusted RBC capital ratio at December 31, 1998 and December 31, 1997 were in excess of the minimum required RBC.



YEAR 2000



     The Company successfully completed its Year 2000 Project (the "Project") to ensure Year 2000 readiness. The Company developed and implemented an enterprise-wide plan to prepare for the Year 2000 issue by ensuring compliance of all applications, operating systems and hardware on mainframe, PC and local area network ("LAN") platforms; ensuring the compliance of voice and data network software and hardware; addressing issues related to non-IT systems in buildings, facilities and equipment which may contain date logic in embedded chips; and addressing the compliance of key vendors and other third parties.



     The total cost of the Project was $2.4 million. The Company does not expect to incur any material future costs on the Project.



     The Company has not experienced any material (or significant) Year 2000 related problems post-December 31, 1999 with its operations or with any external parties with which business is conducted. Based on this experience and the amount of work and testing the Company has previously performed, the Company believes the likelihood of a Year 2000 issue that would have a material effect on the Company's financial position and results of its operations continues to be remote as the Company performs month-end, leap year, quarter-end, and year-end processing. However, there is still the possibility that future Year 2000 related failures in the Company's systems or equipment and/or failure of external parties to achieve Year 2000 compliance could have a material adverse effect on the Company's financial position and results of its operations.



EFFECTS OF INFLATION



     The Company does not believe that inflation has had a material effect on its results of operations except insofar as inflation affects interest rates.



                                  INVESTMENTS



GENERAL



     The Company's investment operations are managed by MONY Life's investment area pursuant to an agreement between the Company and MONY Life dated January 1, 1982. The investment area reports directly to the Chief Investment Officer of MONY Life. The investment area, in consultation with the product actuaries of MONY Life is responsible for determining, within specified risk tolerances and investment guidelines, the general asset allocation, duration and other characteristics of the Company's investment portfolio.



     The Company had total assets at December 31, 1999 of approximately $6.2 billion of which $1.8 billion represented assets held in the Company's general account and $4.4 billion represented assets held in the Company's separate accounts, for which the Company does not generally bear investment risk.



     The primary investment objective of the Company is to maximize after-tax returns consistent with acceptable risk parameters (including the management of the interest rate sensitivity of invested assets to that of policyholder obligations). The Company is exposed to two primary sources of investment risk with respect to its general account assets: credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest, and interest rate risk, relating to the market price and/or cash flow variability associated with changes in market yield curves. The Company manages credit risk through industry and issuer diversification and asset allocation. The Company manages interest rate risk as part of its asset/liability management strategies, product design, such as the use of market value adjustment features and surrender charges and proactive monitoring and management of certain non-guaranteed elements of the Company's products (such as the resetting of credited interest rates for policies that permit such adjustments). A key aspect in managing interest rate exposure are the analyses performed by the Company to assess the adequacy of its projected asset cash flows relative to its projected liability cash flows. These analyses, many of which are required pursuant to the standard valuation laws of virtually all states, involve evaluating the potential gain or loss for over 95% of the Company's in force business under various increasing and decreasing interest rate environments, including inverted yield curves. For purposes of these analyses the Company has developed models of its in force business which reflect product characteristics such as cost of insurance rates, surrender charges, market value adjustments, cash values, etc. The models include assumptions, based on current and anticipated experience, regarding lapse and mortality rates and interest crediting strategies. In addition, these models include asset cash flow projections reflecting coupon payments, sinking fund payments, principal payments, defaults, bond calls, and mortgage prepayments.



     Generally, subject to certain minimum rates, where applicable, these cash flow analyses are based on projections of cash flows using ten different interest rate scenarios over ten or more years. First a baseline interest rate is selected based on current rates. Then from the selected baseline rate the ten scenarios are: (i) level, (ii) an immediate increase of 3% and then level, (iii) an immediate decrease of 3% and then level, (iv) a uniform increase over ten years of one half a percent per year and then level, (v) a uniform decrease over ten years of one half a percent per year and then level, (vi) a uniform increase of one percent per year over five years followed by a uniform decrease of one percent per year over the next five years and then level, (vii) a uniform decrease of one percent per year over five years followed by a uniform increase of one percent per year over the next five years and then level and (viii) a decrease of 2% and then level. In addition, two of the scenarios are run with an inverted yield curve.



     Since most of its in force liabilities result from separate account products, the Company does not focus on more precise liability duration measures because management believes that the scenario testing employed is sufficient to adequately assess interest rate risk. The Company does not use hedging instruments because management believes that there is limited general account risk exposure from recurring cash flows and limitations contained in product designs.



     Separate account assets are managed in accordance with the prescribed investment strategy that applies to the specific separate account. Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent that the value of such assets exceeds the separate account liabilities. Investments held in separate accounts and liabilities of the separate accounts are reported separately as assets and liabilities. Substantially all separate account assets are reported at estimated fair value. Investment income and gains or losses on the investments of separate accounts accrue directly to contractholders and, accordingly, are not reflected in the Company's statements of income and cash flows. Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues.



     General account assets are managed to support all of the Company's life insurance and annuity lines of business. With respect to the general account, the Company seeks to protect policyholders' benefits through asset/liability matching, emphasizing safety of principal, maintaining sufficient liquidity and avoiding undue asset concentrations through diversification. At the same time, the Company seeks to produce an investment return that supports competitive product pricing and which contributes to achieving the required risk adjusted return on surplus. The Company's general account consists of a diversified portfolio of investments. Although all the assets of the general account support all the Company's liabilities, the Company has developed separate investment portfolios for specific classes of product liabilities within the general account. The investment area works closely with the business lines to develop investment guidelines, including duration targets, asset allocation, asset/liability mismatch tolerances and return objectives, for each product line in order to achieve each such product line's individual risk and return objectives.



     The following table summarizes the invested assets held in the general account of the Company at the dates indicated.



                                INVESTED ASSETS



                                                                   AS OF DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                    ($ IN MILLIONS)
Fixed maturities.......................................  $1,048.8     80.0%   $1,044.2     76.6%
Mortgage loans on real estate..........................     165.0     12.6       120.1      8.8
Policy loans...........................................      58.8      4.5        52.1      3.8
Real estate(1).........................................       6.9      0.5         8.3      0.6
Other invested assets..................................       2.3      0.2         4.7      0.4
Cash and cash equivalents..............................      28.9      2.2       133.4      9.8
                                                         --------    -----    --------    -----
  Total invested assets................................  $1,310.7    100.0%   $1,362.8    100.0%
                                                         ========    =====    ========    =====



---------------


(1) Real estate to be disposed of was $1.6 million and $0.0 million for 1999 and 1998, respectively. Real estate held for investment was $5.3 million and $8.3 million for 1999 and 1998, respectively.



     The following table illustrates the net investment income yields based on average annual asset carrying values, excluding unrealized gains (losses) in the fixed maturity category. Equity real estate income is shown net of operating expenses and depreciation. Total investment income includes non-cash income from amortization, payment-in-kind distributions and undistributed equity earnings. Investment expenses include mortgage servicing fees and other miscellaneous fee income.



                      INVESTMENT RESULTS BY ASSET CATEGORY



                                                              1999    1998    1997
                                                              ----    ----    ----
Fixed maturities............................................   7.4%    7.4%    7.4%
Mortgage loans on real estate...............................   8.1     8.7     8.4
Policy loans................................................   6.9     7.4     8.0
Real estate.................................................   6.6     3.3     6.6
Other invested assets.......................................  14.3     6.1     4.9
Cash and cash equivalents...................................   4.3     3.0     7.1
Total invested assets before investment expenses............   7.3     7.2     7.5
  Investment expenses.......................................  (0.2)   (0.1)   (0.2)
                                                              ----    ----    ----
Total invested assets after investment expenses.............   7.1%    7.1%    7.3%
                                                              ====    ====    ====



     The yield on general account invested assets (including net realized gains and losses on investments) was 7.1%, 7.6% and 7.5% for the years ended December 31, 1999, 1998 and 1997, respectively.



FIXED MATURITIES



     Fixed maturities consist of publicly traded debt securities and privately placed debt securities and represented 80.0% and 76.6% of total invested assets at December 31, 1999 and 1998, respectively.



     The Securities Valuation Office of the NAIC evaluates the bond investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories called "NAIC Designations". The

NAIC Designations closely mirror the Nationally Recognized Securities Rating Organizations' credit ratings for marketable bonds. NAIC Designations 1 and 2 include bonds considered investment grade ("Baa" or higher by Moody's, or "BBB" or higher by S&P) by such rating organizations. NAIC Designations 3 through 6 are referred to as below investment grade ("Ba" or lower by Moody's, or "BB" or lower by S&P).



     The following tables present the Company's private, public and total fixed maturities by NAIC designation and the equivalent ratings of the Nationally Recognized Securities Rating Organizations as of December 31, 1999 and 1998, as well as the percentage, based on fair value, that each designation comprises.



                   PUBLIC FIXED MATURITIES BY CREDIT QUALITY



                                                       AS OF DECEMBER 31, 1999          AS OF DECEMBER 31, 1998
                                                    ------------------------------   ------------------------------
NAIC                         RATING AGENCY          AMORTIZED   % OF    ESTIMATED    AMORTIZED   % OF    ESTIMATED
RATING                  EQUIVALENT DESIGNATION        COST      TOTAL   FAIR VALUE     COST      TOTAL   FAIR VALUE
------               -----------------------------  ---------   -----   ----------   ---------   -----   ----------
                                                                            ($ IN MILLIONS)
1..................  Aaa/Aa/A                        $346.8      63.1%    $340.5      $346.1      60.9%    $357.3
2..................  Baa                              187.1      34.0      183.5       203.1      35.8      210.0
3..................  Ba                                16.1       2.9       15.6        19.2       3.3       19.1
                                                     ------     -----     ------      ------     -----     ------
                     Total public fixed maturities   $550.0     100.0%    $539.6      $568.4     100.0%    $586.4
                                                     ======     =====     ======      ======     =====     ======



                   PRIVATE FIXED MATURITIES BY CREDIT QUALITY



                                                        AS OF DECEMBER 31, 1999          AS OF DECEMBER 31, 1998
                                                     ------------------------------   ------------------------------
       NAIC                  RATING AGENCY           AMORTIZED   % OF    ESTIMATED    AMORTIZED   % OF    ESTIMATED
      RATING             EQUIVALENT DESIGNATION        COST      TOTAL   FAIR VALUE     COST      TOTAL   FAIR VALUE
      ------         ------------------------------  ---------   -----   ----------   ---------   -----   ----------
                                                                             ($ IN MILLIONS)
1..................  Aaa/Aa/A                         $156.4      29.8%    $151.7      $132.6      30.0%    $137.2
2..................  Baa                               327.8      62.5      318.1       277.3      62.8      287.4
3..................  Ba                                 37.3       6.8       34.5        29.3       5.8       26.7
4..................  B                                   5.0       0.9        4.6         3.0       0.6        2.7
5..................  Caa and lower                       0.3       0.0        0.3         3.6       0.8        3.8
                                                      ------     -----     ------      ------     -----     ------
                     Total private fixed maturities   $526.8     100.0%    $509.2      $445.8     100.0%    $457.8
                                                      ======     =====     ======      ======     =====     ======



                    TOTAL FIXED MATURITIES BY CREDIT QUALITY



                                                       AS OF DECEMBER 31, 1999          AS OF DECEMBER 31, 1998
                                                    ------------------------------   ------------------------------
NAIC                         RATING AGENCY          AMORTIZED   % OF    ESTIMATED    AMORTIZED   % OF    ESTIMATED
RATING                  EQUIVALENT DESIGNATION        COST      TOTAL   FAIR VALUE     COST      TOTAL   FAIR VALUE
------               -----------------------------  ---------   -----   ----------   ---------   -----   ----------
                                                                            ($ IN MILLIONS)
1..................  Aaa/Aa/A                       $  503.2     46.9%   $  492.2    $  478.7     47.3%   $  494.5
2..................  Baa                               514.9     47.9       501.6       480.4     47.6       497.4
3..................  Ba                                 53.4      4.8        50.1        48.5      4.4        45.8
4..................  B                                   5.0      0.4         4.6         3.0      0.3         2.7
5..................  Caa and lower                       0.3      0.0         0.3         3.6      0.4         3.8
                                                    --------    -----    --------    --------    -----    --------
                     Total fixed maturities         $1,076.8    100.0%   $1,048.8    $1,014.2    100.0%   $1,044.2
                                                    ========    =====    ========    ========    =====    ========



     The Company utilizes its investments in privately placed fixed maturities to increase diversification and obtain higher yields than are possible with comparable quality public market securities. These privately placed securities are also used to enhance cash flow as a result of sinking fund payments. Generally, private placements provide the Company with broader access to management information, strengthened negotiated protective covenants, call protection features and, where applicable, a higher level of collateral. They are, however, generally not freely tradable because of restrictions imposed by federal and state securities laws and illiquid trading markets.

     At December 31, 1999, the percentage, based on estimated fair value, of total public and private placement fixed maturities that were investment grade (NAIC Designation 1 or 2) was 94.8% compared to 94.9% for December 31, 1998. The fixed maturities portfolio was comprised, based on estimated fair value, of 51.4% in public fixed maturities and 48.6% in private fixed maturities at December 31, 1999 and 56.2% in public fixed maturities and 43.8% in private fixed maturities at December 31, 1998.



     The Company reviews all fixed maturity securities at least once each quarter and identifies investments that management concludes require additional monitoring. Among the criteria are: (i) violation of financial covenants, (ii) public securities trading at a substantial discount as a result of specific credit concerns and (iii) other subjective factors relating to the issuer.



     The Company defines problem securities in the fixed maturity category as securities which, (i) are in default as to principal or interest payments (ii) are to be restructured pursuant to commenced negotiations (iii) went into bankruptcy subsequent to acquisition or (iv) are deemed to have other than temporary impairments to value. The fair value of problem fixed maturities was $4.8 million and $4.4 million at December 31, 1999 and 1998, respectively. For the years ended December 31, 1999, 1998 and 1997 $0.0 million, $0.0 million and $0.1 million of interest income was not accrued on problem fixed maturities.



     The Company defines potential problem securities in the fixed maturity category as securities of companies that are deemed to be experiencing significant operating problems or difficult industry conditions. Typically these securities are experiencing or anticipating liquidity constraints, having difficulty meeting projections/budgets and would most likely be considered a below investment grade risk. The fair value of potential problem fixed maturities was $6.4 million and $16.4 million at December 31, 1999 and 1998, respectively.



     The Company defines restructured securities in the fixed maturity category as securities where a concession has been granted to the borrower related to the borrower's financial difficulties that the Company would not have otherwise considered. The Company restructures certain securities in instances where a determination was made that greater economic value will be realized under the new terms than through liquidation or other disposition. The terms of the restructure generally involve some or all of the following characteristics: a reduction in the interest rate, an extension of the maturity date and a partial forgiveness of principal and/or interest. The fair value of restructured fixed maturities was $0.0 million and $2.7 million at December 31, 1999 and 1998, respectively.



     The following table sets forth the total carrying values of the Company's fixed maturity portfolio, as well as its problem, potential problem and restructured fixed maturities.



                         PROBLEM, POTENTIAL PROBLEM AND


                  RESTRUCTURED FIXED MATURITIES AT FAIR VALUE



                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                ($ IN MILLIONS)
Total fixed maturities (public and private).................  $1,048.8    $1,044.2
                                                              ========    ========
Problem fixed maturities....................................       4.8         4.4
Potential problem fixed maturities..........................       6.4        16.4
Restructured fixed maturities...............................       0.0         2.7
                                                              --------    --------
Total problem, potential problem & restructured fixed
  maturities................................................  $   11.2    $   23.5
                                                              ========    ========
Total problem, potential problem & restructured fixed
  maturities as a percent of total fixed maturities.........       1.1%        2.3%
                                                              ========    ========

     The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity dates, (excluding scheduled sinking funds) as of December 31, 1999 and 1998 are as follows:



            FIXED MATURITY SECURITIES BY CONTRACTUAL MATURITY DATES



                                                   AS OF DECEMBER 31, 1999    AS OF DECEMBER 31, 1998
                                                   -----------------------    -----------------------
                                                   AMORTIZED    ESTIMATED     AMORTIZED    ESTIMATED
                                                     COST       FAIR VALUE      COST       FAIR VALUE
                                                   ---------    ----------    ---------    ----------
                                                                    ($ IN MILLIONS)
Due in one year or less..........................  $   75.8      $   76.2     $   90.0      $   90.4
Due after one year through five years............     275.8         274.9        306.8         315.5
Due after five years through ten years...........     383.8         366.5        284.7         299.2
Due after ten years..............................     119.9         113.7        105.2         106.3
                                                   --------      --------     --------      --------
  Subtotal.......................................     855.3         831.3        786.7         811.4
Mortgage-backed and other asset-backed
  securities.....................................     221.5         217.5        227.5         232.8
                                                   --------      --------     --------      --------
  Total..........................................  $1,076.8      $1,048.8     $1,014.2      $1,044.2
                                                   ========      ========     ========      ========



     The Company held approximately $217.5 million and $232.8 million of mortgage-backed and asset-backed securities as of December 31, 1999 and 1998, respectively. Of such amounts, $82.4 million and $108.3 million or 37.9% and 46.5%, respectively, represented agency-issued pass-through and collateralized mortgage obligations ("CMOs") secured by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Government National Mortgage Association. The balance of such amounts was comprised of other types of mortgage-backed and asset-backed securities. The Company believes that its active monitoring of its portfolio of mortgage-backed securities and the limited extent of its holdings of more volatile types of mortgage-backed securities mitigate the Company's exposure to losses from prepayment risk associated with interest rate fluctuations for this portfolio. At December 31, 1999 and 1998, 81.9% and 91.2%, respectively, of the Company's mortgage-backed and asset-backed securities were assigned a NAIC Designation 1. In addition, the Company believes that it holds a relatively low percentage of CMOs compared to other life insurance companies.



     The following table presents the types of mortgage-backed securities ("MBSs"), as well as other asset-backed securities, held by the Company as of the dates indicated.



                      MORTGAGE AND ASSET-BACKED SECURITIES



                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                               ($ IN MILLIONS)
CMOs........................................................  $117.0     $147.7
Asset-backed securities.....................................    95.9       79.6
Commercial MBSs.............................................     4.5        5.4
Pass-through securities.....................................     0.1        0.1
                                                              ------     ------
  Total MBS's and asset-backed securities...................  $217.5     $232.8
                                                              ======     ======



     CMOs are purchased to diversify the portfolio risk characteristics from primarily corporate credit risk to a mix of credit and cash flow risk. The majority of the CMOs in the Company's investment portfolio have relatively low cash flow variability. In addition, approximately 70.4% of the CMOs in the portfolio have minimal credit risk because the underlying collateral is backed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association. These CMOs offer greater liquidity and higher yields than corporate debt securities of similar credit quality and expected average lives.

     The principal risks inherent in holding CMOs (as well as pass-through securities) are prepayment and extension risks arising from changes in market interest rates. In declining interest rate environments, the mortgages underlying the CMOs are prepaid more rapidly than anticipated, causing early repayment of the CMOs. In rising interest rate environments, the underlying mortgages are prepaid at a slower rate than anticipated, causing CMO principal repayments to be extended. Although early CMO repayments may result in acceleration of income from recognition of any unamortized discount, the proceeds typically are reinvested at lower current yields, resulting in a net reduction of future investment income.



     The Company manages this prepayment and extension risk by investing in CMO tranches that provide for greater stability of cash flows. The mix of CMO tranches was as follows as of the dates indicated.



                 COLLATERALIZED MORTGAGE OBLIGATIONS BY TRANCHE



                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                               ($ IN MILLIONS)
Planned Amortization Class..................................  $101.9     $121.8
Sequential..................................................    15.1       25.9
                                                              ------     ------
  Total CMO's...............................................  $117.0     $147.7
                                                              ======     ======



     The Planned Amortization Class ("PAC") tranche is structured to provide more certain cash flows to the investor and therefore is subject to less prepayment and extension risk than other CMO tranches. In general, the Company's PACs are structured to provide average life stability for increases and decreases in interest rates of 100 to 200 basis points. PACs derive their stability from two factors: (i) early repayments are applied first to other tranches to preserve the PACs' originally scheduled cash flows as much as possible and (ii) cash flows applicable to other tranches are applied first to the PAC if the PACs' actual cash flows are received later than originally anticipated.



     The prepayment and extension risk associated with a Sequential tranche can vary as interest rates fluctuate, since this tranche is not supported by other tranches.



     The majority of the securities contained in the Company's CMO portfolio are traded in the open market. As such, the Company obtains market prices from outside vendors. Any security price not received from such vendors is obtained from the originating broker or internally calculated.



     Asset-backed securities ("ABS") are purchased both to diversify the overall credit risks of the fixed maturity portfolio and to provide attractive returns. The ABS portfolio is diversified both by type of asset and by issuer. The largest asset class exposure in the ABS portfolio is to credit card receivables. These are comprised of pools of both general purpose credit card receivables such as Visa and Mastercard and private label credit card receivable pools. Excluding the exposures to home equity loans (which represented 6.3% and 10.8%, of the ABS portfolio as of December 31, 1999 and 1998, respectively), the ABS portfolio is in general insensitive to changes in interest rates. As of December 31, 1999 and 1998, respectively, the ABS portfolio did not contain any pools of assets outside of the United States.



     The following table presents the types of ABS held by the Company as of the dates indicated.

                        ASSET-BACKED SECURITIES BY TYPE



                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1999        1998
                                                              ------      ------
                                                               ($ IN MILLIONS)
Credit cards................................................  $44.5       $42.1
Public Utilities Rate Reduction receivables.................   13.8         0.0
Automobile receivables......................................   11.3        12.0
Collateralized bond obligations/Collateralized loan
  obligations...............................................    9.8         0.0
Home equity.................................................    6.1         8.6
Lease receivables...........................................    5.0         5.0
Manufactured Housing........................................    3.0         3.5
Miscellaneous...............................................    2.4         8.4
                                                              -----       -----
  Total ABS.................................................  $95.9       $79.6
                                                              =====       =====



MORTGAGE LOANS



     Mortgage loans comprise 12.6% and 8.8% of total invested assets at December 31, 1999 and 1998, respectively. Mortgage loans consist of commercial and agricultural loans. As of December 31, 1999 and 1998, commercial mortgage loans comprised $52.8 million and $27.6 million or 32.0% and 23.0% of total mortgage loan investments, respectively. Agricultural loans comprised $112.2 million and $92.5 million or 68.0% and 77.0% of total mortgage loan investments, respectively.



  Commercial Mortgage Loans



     In 1992, the Company discontinued making new commercial mortgage loans, except to honor outstanding commitments or safeguard the values of existing investments. In 1999, due to improved market conditions, the need to maintain a diversified investment portfolio and advantageous yields, the Company began to originate new commercial mortgage loans.



     Following is a summary of the Company's commercial mortgage loans by geographic area and property type as of December 31, 1999 and 1998.



 COMMERCIAL MORTGAGE LOAN DISTRIBUTION BY GEOGRAPHIC AREA AND BY PROPERTY TYPE



                            AS OF DECEMBER 31, 1999


--------------------------------------------------------------------------------



                      GEOGRAPHIC AREA
-----------------------------------------------------------
                        NUMBER        CARRYING        % OF
REGION                 OF LOANS         VALUE         TOTAL
------                 --------       --------        -----
                                   ($ IN MILLIONS)
Southeast............      3            $36.6          69.3%
Northeast............      5             10.7          20.3
West.................      3              5.5          10.4
Mountain.............      0                0            --
Midwest..............      0                0            --
                          --            -----         -----
  Total..............     11            $52.8         100.0%
                          ==            =====         =====



                       PROPERTY TYPE
-----------------------------------------------------------
                        NUMBER        CARRYING        % OF
TYPE                   OF LOANS         VALUE         TOTAL
----                   --------       --------        -----
                                   ($ IN MILLIONS)
Office...............      7            $45.3          85.8%
Industrial...........      1              2.3           4.3
Retail...............      1              2.0           3.8
Other................      1              1.8           3.4
Apartments...........      1              1.4           2.7
                          --            -----         -----
  Total..............     11            $52.8         100.0%
                          ==            =====         =====

 COMMERCIAL MORTGAGE LOAN DISTRIBUTION BY GEOGRAPHIC AREA AND BY PROPERTY TYPE



                            AS OF DECEMBER 31, 1998


--------------------------------------------------------------------------------



                      GEOGRAPHIC AREA
-----------------------------------------------------------
                        NUMBER        CARRYING        % OF
REGION                 OF LOANS         VALUE         TOTAL
------                 --------       --------        -----
                                   ($ IN MILLIONS)
Northeast............      7            $13.9          50.3%
West.................      4              7.9          28.6
Southeast............      2              3.0          10.9
Mountain.............      1              1.6           5.8
Midwest..............      1              1.2           4.4
                          --            -----         -----
  Total..............     15            $27.6         100.0%
                          ==            =====         =====



                       PROPERTY TYPE
-----------------------------------------------------------
                        NUMBER        CARRYING        % OF
TYPE                   OF LOANS         VALUE         TOTAL
----                   --------       --------        -----
                                   ($ IN MILLIONS)
Office...............      7            $13.4          48.5%
Retail...............      3              4.6          16.7
Industrial...........      2              4.6          16.7
Other................      2              3.6          13.0
Apartments...........      1              1.4           5.1
                          --            -----         -----
  Total..............     15            $27.6         100.0%
                          ==            =====         =====



     The Company's commercial mortgage loan portfolio is managed by a group of experienced real estate professionals. These professionals monitor the performance of the loan collateral, physically inspect properties, collect financial information from borrowers and keep in close contact with borrowers and the local broker communities to assess the market conditions and evaluate the impact of such conditions on property cash flows. The Company's real estate professionals identify problem and potential problem mortgage assets and develop workout strategies to deal with borrowers' financial weakness, whether by foreclosing on properties to prevent a deterioration in collateral value, or by restructuring mortgages with temporary cash flow difficulties.



              COMMERCIAL MORTGAGE LOAN PORTFOLIO MATURITY PROFILE



                                                          AS OF DECEMBER 31,
                                             ---------------------------------------------
                                                    1999                      1998
                                             ------------------        -------------------
                                             CARRYING     % OF         CARRYING      % OF
                                              VALUE       TOTAL         VALUE       TOTAL
                                             --------     -----        --------     ------
                                                            ($ IN MILLIONS)
Due in one year or less....................   $ 2.2         4.2%        $ 9.2         33.3%
Due after one year through five years......    41.6        78.8           9.4         34.1
Due after five years through ten years.....     7.0        13.2           7.0         25.4
Due after ten years........................     2.0         3.8           2.0          7.2
                                              -----       -----         -----       ------
  Total....................................   $52.8       100.0%        $27.6        100.0%
                                              =====       =====         =====       ======



  Problem, Potential Problem and Restructured Commercial Mortgages



     Commercial mortgage loans are stated at their unpaid principal balances, net of valuation allowances and writedowns for impairment. The Company provides valuation allowances for commercial mortgage loans considered to be impaired. Mortgage loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the Company determines that a loan is impaired, a valuation allowance for loss is established for the excess of the carrying value of the mortgage loan over its estimated fair value. Estimated fair value is based on either the present value of expected future cash flows discounted at the loan's original effective interest rate, the loan's observable market price or the fair value of the collateral. The provision for loss is reported as a realized loss on investment.



     The Company reviews its mortgage loan portfolio and analyzes the need for a valuation allowance for any loan which is delinquent for 60 days or more, in process of foreclosure, restructured, on "watchlist", or which currently has a valuation allowance. Loans which are delinquent and loans in process of foreclosure are categorized by the Company as "problem" loans. Loans with valuation allowances, but which are not currently delinquent, and loans which are on the watchlist are categorized by the Company as "potential problem" loans. Loans for which the original terms of the mortgages have been modified or for which interest or principal payments have been deferred are categorized by the Company as "restructured" loans.

     The carrying value of commercial mortgage loans at December 31, 1999 was $52.8 million, which amount is net of valuation allowances aggregating $1.1 million which represents management's best estimate of cumulative impairments at such date. However, there can be no assurance that increases in valuation allowances will not be necessary. Any such increases may have a material adverse effect on the Company's financial position and results of operations.



     At December 31, 1999, the carrying value of restructured loans was $11.0 million, net of valuation allowances of $0.5 million. There were no problem or potential problem loans at December 31, 1999.



     Gross interest income on restructured commercial mortgage loan balances that would have been recorded in accordance with the loans' original terms was approximately $1.1 million and $1.4 million at December 31, 1999 and 1998. As a result of the restructurings, the gross interest income recognized in net income at December 31, 1999 and 1998 was $0.9 million and $1.0 million.



     The following table presents the carrying amounts of problem and restructured commercial mortgages relative to the carrying value of all commercial mortgages as of the dates indicated. The table also presents the valuation allowances and writedowns recorded by the Company relative to commercial mortgages defined as problem and restructured as of each of the aforementioned dates.



        PROBLEM AND RESTRUCTURED COMMERCIAL MORTGAGES AT CARRYING VALUE



                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1999        1998
                                                              ------      ------
                                                               ($ IN MILLIONS)
Total commercial mortgages..................................  $52.8       $27.6
                                                              =====       =====
Problem commercial mortgages................................  $  --       $  --
Restructured commercial mortgages...........................   11.0        13.5
                                                              -----       -----
Total problem and restructured commercial mortgages.........  $11.0       $13.5
                                                              =====       =====
Valuation allowances/writedowns:
Problem loans...............................................  $  --       $  --
Restructured loans..........................................    0.5         0.5
                                                              -----       -----
Total valuation allowances/writedowns.......................  $ 0.5       $ 0.5
                                                              =====       =====
Total valuation allowances/writedowns as a percent of
  problem and restructured commercial mortgages at carrying
  value before valuation allowances and writedowns..........    4.3%        3.6%
                                                              =====       =====



     In addition to valuation allowances and impairment writedowns recorded on specific commercial mortgage loans classified as problem and restructured mortgage loans, the Company records a non-asset specific estimate of expected losses on all other such mortgage loans based on its historical loss experience for such investments. As of December 31, 1999 and 1998, such reserves were $0.6 million and $0.4 million, respectively.



  Agricultural Mortgage Loans



     The carrying value of the Company's agricultural mortgage loans was $112.2 million and $92.5 million at December 31, 1999 and 1998, respectively, representing 68.0% and 77.0% of total mortgage assets. The agricultural mortgage portfolio is diversified both geographically and by type of product. The security for these loans includes row crops, permanent plantings, dairies, ranches and timber tracts. Due to strong agricultural markets and advantageous yields, the Company expects to continue to invest in agricultural mortgage investments. Less than 1.0% and 0.0% of total agricultural loans outstanding at December 31, 1999 and 1998, respectively, were delinquent or in process of foreclosure.

  Problem, Potential Problem and Restructured Agricultural Mortgages



     The Company defines problem, potential problem and restructured agricultural mortgages in the same manner as it does for commercial mortgages. The following table presents the carrying amounts of problem, potential problem and restructured agricultural mortgages relative to the carrying value of all agricultural mortgages as of the dates indicated.



 PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED AGRICULTURAL MORTGAGES AT CARRYING
                                     VALUE



                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
                                                                ($ IN MILLIONS)
Total agricultural mortgages................................   $112.2      $92.5
                                                               ======      =====
Problem agricultural mortgages(1)...........................   $  1.1      $ 0.0
Potential problem agricultural mortgages....................      0.4        0.4
Restructured agricultural mortgages.........................      0.9        0.8
                                                               ------      -----
Total problem, potential problem & restructured agricultural
  mortgages(2)..............................................   $  2.4      $ 1.2
                                                               ======      =====
Total problem, potential problem & restructured agricultural
  mortgages as a percent of total agricultural mortgages....      2.1%       1.3%
                                                               ======      =====



---------------


(1) Problem agricultural mortgages included delinquent mortgage loans of $1.1 million and $0.0 million at December 31, 1999 and 1998, respectively, and there were no mortgage loans in the process of foreclosure at such dates.



(2) As of December 31, 1999 and 1998, there were $0.1 million and $0.0 million valuation allowances/writedowns relating to problem, potential problem and restructured agricultural mortgages.



     In addition to valuation allowances and impairment writedowns recorded on specific agricultural mortgage loans classified as problem, potential problem, and restructured mortgage loans, the Company records a non-asset specific estimate of expected losses on all other agricultural mortgage loans based on its historical loss experience for such investments. As of December 31, 1999 and 1998, such reserves were $1.1 million and $0.9 million, respectively.



EQUITY REAL ESTATE



     The Company holds real estate as part of its general account investment portfolio. The Company has adopted a policy of not investing new funds in equity real estate except to safeguard values in existing investments or to honor outstanding commitments. As of December 31, 1999 and 1998, the carrying value of the Company's real estate investments was $6.9 million and $8.3 million, respectively, or 0.5% and 0.6%, respectively, of general account invested assets. The Company owns real estate of $5.3 million and $0.3 million as of December 31, 1999 and 1998 respectively, and real estate acquired upon foreclosure of commercial and agricultural mortgage loans of $1.6 million and $8.0 million as of December 31, 1999 and 1998, respectively.



     Equity real estate is categorized as either "Real estate held for investment" or "Real estate to be disposed of". Real estate to be disposed of consists of properties for which the Company has commenced marketing efforts. The carrying value of real estate held for investment totaled $5.3 million and $8.3 million as of December 31, 1999 and 1998, respectively. The carrying value of real estate to be disposed of aggregated $1.6 million and $0.0 million as of December 31, 1999 and 1998, respectively.

INVESTMENT IMPAIRMENTS AND VALUATION ALLOWANCES



     The cumulative asset specific impairment adjustments and provisions for valuation allowances that were recorded as of the end of each period are shown in the table below and are reflected in the corresponding asset values discussed above.



                CUMULATIVE IMPAIRMENT ADJUSTMENTS ON INVESTMENTS



                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1999         1998
                                                              ------       ------
                                                                ($ IN MILLIONS)
Fixed maturities............................................   $0.5         $0.5
Real estate(1)..............................................    1.4          1.9
                                                               ----         ----
  Total.....................................................   $1.9         $2.4
                                                               ====         ====



---------------


(1) Includes $1.2 million and $1.6 million at December 31, 1999 and 1998, respectively, relating to impairments taken upon foreclosure of mortgage loans.



         CUMULATIVE PROVISIONS FOR VALUATION ALLOWANCES ON INVESTMENTS



                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                              1999         1998
                                                              -----        -----
                                                               ($ IN MILLIONS)
Mortgages...................................................  $2.3         $1.9
Real estate.................................................   0.3          0.0
                                                              ----         ----
  Total.....................................................  $2.6         $1.9
                                                              ====         ====



             TOTAL CUMULATIVE IMPAIRMENT ADJUSTMENTS AND PROVISIONS


                    FOR VALUATION ALLOWANCES ON INVESTMENTS



                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                              1999         1998
                                                              -----        -----
                                                               ($ IN MILLIONS)
Fixed maturities............................................  $0.5         $0.5
Mortgages...................................................   2.3          1.9
Real estate.................................................   1.7          1.9
                                                              ----         ----
  Total.....................................................  $4.5         $4.3
                                                              ====         ====



     All of the Company's fixed maturity securities are classified as available for sale and, accordingly, are marked to market, with unrealized gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive income. Securities whose value is deemed other than temporarily impaired are written down to fair value. The writedowns are recorded as realized losses and included in earnings. The cost basis of such securities is adjusted to fair value. The new cost basis is not changed for subsequent recoveries in value. For the years ended December 31, 1999, 1998 and 1997 such writedowns aggregated $0.0 million, $0.4 million and $0.9 million, respectively.



     At December 31, 1999 and 1998, 4.0% ($52.8 million) and 2.0% ($27.6 million), respectively, of the Company's general account invested assets consisted of commercial mortgage loans. Commercial mortgage loans are stated at their unpaid principal balances, net of valuation allowances for impairment. The Company provides valuation allowances for commercial mortgage loans when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Increases in such valuation allowances are recorded as realized investment losses and, accordingly, are reflected in the

Company's results of operations. For the years ended December 31, 1999, 1998 and 1997, such increases (decreases) in valuation allowances aggregated $0.2 million, $(0.4) million and $(0.3) million, respectively. The carrying value of commercial mortgage loans at December 31, 1999 was $52.8 million, which amount is net of $1.1 million representing management's best estimate of cumulative impairment losses at such date. However, there can be no assurance that additional provisions for impairment adjustments with respect to the real estate held for investment will not need to be made. Any such adjustments may have a material adverse effect on the Company's financial position and results of operations.



     The carrying value of real estate held for investment is generally adjusted for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such impairment adjustments are recorded as realized investment losses and, accordingly, are reflected in the Company's results of operations. There were no impairment adjustments for the years ended December 31, 1999, 1998 and 1997. At December 31, 1999 and 1998, the carrying value of real estate held for investment was $5.3 million and $8.3 million, or 0.4% and 0.6% of invested assets at such dates, respectively. The aforementioned carrying values are net of cumulative impairments of $1.0 million and $1.9 million, respectively, and net of accumulated depreciation of $1.9 million and $1.9 million, respectively. However, there can be no assurance that additional provisions for impairment adjustments with respect to real estate held for investment will not need to be made. Any such adjustments may have a material adverse effect on the Company's financial position and results of operations.



     The carrying value of real estate to be disposed of at December 31, 1999 and 1998 was $1.6 million and $0.0 million, net of impairment adjustments of $0.4 million and $0.0 million, valuation allowances of $0.3 million and $0.0 million, and accumulated depreciation of $0.2 million and $0.0 million, respectively. Once management identifies a real estate property to be sold and commences a plan for marketing the property, the property is classified as to be disposed of and a valuation allowance is established and periodically revised, if necessary, to adjust the carrying value of the property to reflect the lower of its current carrying value or the fair value, less associated selling costs (See Note 2 to the Financial Statements). Increases in such valuation allowances are recorded as realized investment losses and, accordingly, are reflected in the Company's results of operations. For the years ended December 31, 1999, 1998 and 1997, such increases (decreases) in valuation allowances aggregated $0.3 million, $(0.1) million and $1.0 million, respectively.



7.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     The Company had total assets at December 31, 1999 of approximately $6.2 billion of which $1.8 billion represented assets held in the Company's general account and $4.4 billion represented assets held in the Company's separate accounts, for which the Company does generally bear investment risk.



     The Company's exposure to market risk in its general account relates to the market price and/or cash flow variability associated with changes in market interest rates. Set forth below is an overview of the Company's primary exposure to market risk, and its objectives and strategies relating to such risk. The following is a more detailed discussion of: (i) the Company's exposure to interest rate risk, (ii) liability characteristics of the Company's business, and (iii) asset/liability management techniques used by the Company to manage market risks:



OVERVIEW --



     The Company's results of operations significantly depend on profit margins between general account invested assets and interest credited on insurance and annuity products. Changes in interest rates can potentially impact the Company's profitability. Management believes the Company's liabilities should be supported by a portfolio principally composed of fixed rate investments that can generate predictable, steady rates of return. Although these assets are purchased for long-term investment, the portfolio management strategy considers them available for sale in response to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook and other relevant factors. The objective of portfolio management is to maximize returns, taking into consideration the aforementioned factors. The Company's asset/liability management discipline includes strategies to minimize exposure to loss as interest rates and economic and market conditions change. As a result, the Company's fixed maturity portfolio has modest exposure to call and prepayment risk and the vast majority of mortgage loan investments are fixed rate mortgages that carry yield maintenance and prepayment provisions.



INTEREST RATE RISK --



     The Company's exposure to interest rate risk primarily relates to its investments in fixed maturity securities and mortgage loans. The carrying value of investments in fixed maturity securities and mortgage loans represents 92.6% at December 31, 1999, of the total carrying value of the Company's invested assets at such date. Substantially all of the Company's fixed maturity securities are U.S. dollar denominated securities. As part of its asset/liability management discipline, quantitative analyses are conducted that model the assets with interest rate risk assuming various changes in interest rates (see "Investments -- General" for a more detailed discussion of these analyses). The table below shows the Company's potential exposure, measured in terms of fair value, to an immediate 100 basis point decrease in interest rates from levels prevailing at December 31, 1999. A 100 basis point fluctuation in interest rates is a hypothetical interest rate scenario used to calibrate potential risk and does not represent management's view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of fixed maturities and mortgage loans, they are based on the Company's portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities.



       ASSETS WITH INTEREST RATE RISK -- FAIR VALUE AT DECEMBER 31, 1999



                                                                 BASE        -100 BASIS
                                                              FAIR VALUE    POINT CHANGE
                                                              ----------    ------------
                                                                   ($ IN MILLIONS)
ASSETS
Fixed maturities............................................   $1,048.8        $39.9
Mortgage loans..............................................      162.5          5.1
                                                               --------        -----
  Total.....................................................   $1,211.3        $45.0
                                                               ========        =====



     In addition to its interest rate risk relating to fixed maturity securities and mortgage loans, the Company has interest rate exposure relating to the note payable to an affiliate which has a fixed interest rate (see Note 3 of the Financial Statements). At December 31, 1999, the fair value of the note payable was $49.0 million. The table below shows the potential fair value exposure to an immediate 100 basis point decrease in interest rates at December 31, 1999.



                           NOTE PAYABLE -- FAIR VALUE



                                                                 BASE        -100 BASIS
                                                              FAIR VALUE    POINT CHANGE
                                                              ----------    ------------
                                                                   ($ IN MILLIONS)
ASSETS
Fixed rate debt.............................................    $49.0           $2.8



POLICYHOLDERS' LIABILITY CHARACTERISTICS --



     Policyholders' liabilities at December 31, 1999 consisted of future policy benefits, policyholders' account balances, and other policyholders' liabilities of $123.4 million, $1,154.1 million, $54.0 million, respectively. These liabilities were backed, at such date, by approximately $1.8 billion of assets (total assets excluding "Separate account assets"), including invested assets of approximately $1.3 billion. Ensuring that the expected cash flows generated by the assets are sufficient, given the policyholder obligations, is an explicit objective of the Company's asset/liability management strategy. Following is a discussion of the Company's policyholders' policy and annuity liabilities at December 31, 1999.



  Future Policy Benefits



     Products in this category contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. The cash flows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows will differ from those anticipated resulting in an investment return lower than that assumed in pricing. Products comprising this category include single premium whole life, yearly renewable term, level term policies, and supplementary contracts with life contingencies. Future policy benefit liabilities on such business aggregated approximate $121.2 million at December 31, 1999. The guaranteed rate on single premium whole life business, which represents policyholder liabilities of approximately $82.1 million at December 31, 1999, is 6.0%.



  Policyholders' Account Balances and Other Policyholders' Liabilities



     Products in this category credit interest to policyholders, subject to market conditions and minimum guarantees. Interest crediting on the products in this category may be reset periodically. Policyholders may surrender at book value, but under the terms of certain of the products in this category may be subject to surrender charges for an initial period. Product examples include, single premium deferred annuities, universal life contracts, and the general account portion of the Company's variable annuity products. In general, the Company's investment strategy is designed to manage a portfolio of assets with appropriate duration and convexity consistent with the characteristics and risk elements of the products comprising the policyholders' account balance liabilities. Liability durations are short to intermediate term for annuities and intermediate term for life insurance products.



ASSET/LIABILITY MANAGEMENT TECHNIQUES --



     Asset/liability management is integrated into many aspects of the Company's operations, including investment decisions, product development and determination of interest crediting rates. As part of the risk management process, numerous scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine if existing assets would be sufficient to meet projected liability cash flows. See
"Investments" -- "General". Key variables include policy terms and policyholder behavior, such as persistency, under differing crediting rate strategies. See "Life Insurance Liability Characteristics". On the basis of these analyses, management believes there is no material risk to the Company with respect to interest rate movements up or down 100 basis points from rate levels at December 31, 1999.


8. POTENTIAL TAX LEGISLATION

     Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The 1994 United States Supreme Court ruling in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act may cause Congress to consider legislation that would eliminate such tax deferral at least for certain annuities. Other possible legislation, including a simplified "flat tax" income tax structure with an exemption from taxation for investment income, could also adversely affect purchases of annuities and life insurance if such legislation were to be enacted. There can be no assurance as to whether legislation will be enacted which would contain provisions with possible adverse effects on the Company's annuity and life insurance products.

9. DIRECTORS AND EXECUTIVE OFFICERS

     The directors and officers of the Company are listed below.

     Current Officers and Directors of the Company are:


NAME                                                    POSITION
----                                                    --------
Michael I. Roth................  Director, Chairman and Chief Executive Officer
Samuel J. Foti.................  Director, President and Chief Operating Officer
Sam Chiodo.....................  Vice President
Richard E. Connors.............  Director
Richard Daddario...............  Director, Vice President and Controller
Phillip A. Eisenberg...........  Director, Vice President and Actuary
William D. Goodwin.............  Vice President
Margaret G. Gale...............  Director and Vice President
Stephen J. Hall................  Director
Charles P. Leone...............  Director, Vice President and Chief Compliance Officer
Kenneth M. Levine..............  Director and Executive Vice President
Evelyn L. Peos.................  Vice President
Steven G. Orluck...............  Vice President
Michael Slipowitz..............  Vice President
David S. Waldman...............  Secretary
David V. Weigel................  Treasurer


     No officer or director listed above receives any compensation from the Company in addition to compensation paid by MONY.

     DIRECTORS AND EXECUTIVE OFFICERS. Set forth below is a description of the business experience during at least the past five years for the directors and the executive officers of the Company.


     Michael I. Roth is Director, Chairman of the Board and Chief Executive Officer of the Company. He is Chairman of the Board (since July 1993) and Chief Executive Officer (since January 1993) of MONY and has been a Director since May 1991. Mr. Roth is also a director of the following subsidiaries of MONY: 1740 Advisers, Inc. (since December 1992), MONY Benefits Management Corp. (since March 1999). Mr. Roth has been with MONY for 11 years. Mr. Roth serves on the board of directors of the American Council of Life Insurance, The Life Insurance Council of New York, Enterprise Foundation (a charitable foundation which develops housing not affiliated with the Enterprise Group of Funds), Metropolitan Development Association of Syracuse and Central New York, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust, Pitney Bowes, Inc., Lincoln Center for the Performing Arts Leadership Committee, Life Office Management Association, New York City Partnership and Chamber of Commerce, and Committee for Economic Development. He is also Chairman of the Board of Insurance Marketplace Standards Association.



     Samuel J. Foti is Director, President and Chief Operating Officer of the Company. He is President and Chief Operating Officer (since February 1994) of MONY and has been a Director since January 1993. Mr. Foti is also a director of the following subsidiaries of MONY: MONY Brokerage, Inc. (since January 1990), MONY International Holdings, Inc. (since October 1994), MONY Benefits Management Corp. (since March 1999), MONY Life Insurance Company of the Americas, Ltd., (since December 1994) and MONY Bank & Trust Company of the Americas, Ltd. (since December 1994). Mr. Foti has been with MONY for 11 years. Mr. Foti serves on the board of directors of Enterprise Group of Funds, Inc., Enterprise Accumulation Trust and The American College of which he is Chairman.



     Richard Daddario is Director, Vice President and Controller of the Company. He is Executive Vice President and Chief Financial Officer (since April 1994) of MONY. Mr. Daddario is also a director of the following subsidiaries of MONY:
MONY International Holdings, Inc. (since 1998), MONY Brokerage, Inc. (since June
1997) and MONY Life Insurance Company of the Americas, Ltd. (since December
1997). He also serves as MONY's Chief Financial Officer (from January 1991 to present). Mr. Daddario has been with MONY for 10 years.

     Kenneth M. Levine is Director and Executive Vice President of the Company. He is Executive Vice President (since February 1990) and Chief Investment Officer (since January 1991) of MONY and has been a Trustee since May 1994. Mr. Levine is also a director of the following subsidiaries of MONY: 1740 Advisers, Inc. (since December 1989), MONY Benefits Management Corp. (since October 1991), MONY Realty Partners, Inc. (since October 1991) and 1740 Ventures, Inc. (since October 1991). He is also Chairman of the Board (since December 1991) and President (since June 1992) of MONY Series Fund, Inc. Mr. Levine has been with MONY for 27 years.



     Sam Chiodo is Vice President of the Company. He is Vice
President -- Corporate & Strategic Marketing of MONY (since 1993). Mr. Chiodo has been with MONY for 27 years.



     Richard E. Connors is Director of the Company. He is Senior Vice President of MONY (since February 1994). Mr. Connors is also a director of the following subsidiary of MONY: MONY Brokerage, Inc. (since May 1994). Mr. Connors has been with MONY for 11 years.



     Phillip A. Eisenberg is Director, Vice President and Actuary of the Company. He is Senior Vice President and Chief Actuary of MONY (since April
1993). Mr. Eisenberg is a director of the following subsidiary of MONY: MONY Benefits Management Corp. Mr. Eisenberg has been with MONY for 35 years.



     Margaret G. Gale is Director and Vice President of the Company. She is Vice President of MONY (since February 1991). Ms. Gale has been with MONY for 21 years.



     William D. Goodwin is Vice President of the Company. He is Senior Vice President of MONY (since November 1998). He has also served as Senior Managing Director (from 1989 to 1998). Mr. Goodwin has been with MONY for 25 years.



     Stephen J. Hall is Director of the Company. He is Senior Vice President of MONY (since February 1994). Mr. Hall is also a director of the following subsidiary of MONY: MONY Brokerage, Inc. (since October 1991). Mr. Hall has been with MONY for 26 years.



     Charles P. Leone is Director, Vice President and Chief Compliance Officer of the Company. He is Vice President and Chief Corporate Compliance Officer of MONY (since 1996). He has also served as Vice President of MONY (from 1987 to
1996). Mr. Leone is a director of the following subsidiary of MONY: MONY
Securities Corporation (since      ). Mr. Leone has been with MONY for 35 years.



     Steven G. Orluck is Vice President of the Company. He is Senior Vice President, Complementary Distribution of MONY (since March 2000) and has also served as Vice President (from July 1998 to March 2000). Prior to 1998, Mr. Orluck had been a Vice President of Metropolitan Life Insurance Company where he worked for 24 years.



     Evelyn L. Peos is Vice President of the Company. She is Vice President of
MONY (since      ). Ms. Peos has been with MONY for 22 years.



     Michael Slipowitz is Vice President of the Company. He is Vice President of
MONY (since      ). Mr. Slipowitz has been with MONY for 19 years.



     David S. Waldman is Secretary of the Company. He is Assistant Vice President and Senior Counsel -- Operations (since 1992). Mr. Waldman has been with MONY for 17 years.



     David V. Weigel is Treasurer of the Company. He is Vice
President -- Treasurer of MONY (since 1994). Mr. Weigel has been with MONY for 26 years.


10. EXECUTIVE COMPENSATION

     None of the directors, officers, or other personnel receives any compensation from the Company. All compensation is being paid by MONY, with an allocation of their compensation to be made for services rendered to the Company pursuant to a cost allocation agreement.

11. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS

     (1) Financial Statements:

        Report of Independent Accountants


        Balance sheets as of December 31, 1999 and 1998



        Statements of income and comprehensive income for the years ended December 31, 1999, 1998 and 1997



        Statements of changes in shareholder's equity for the years ended December 31, 1999, 1998 and 1997



        Statements of cash flows for the years ended December 31, 1999, 1998, and 1997


        Notes to Financial Statements

             FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                                ----
With respect to MONY Life Insurance Company of America
  Report of Independent Accountants.........................    F-2
  Balance sheets as of December 31, 1999 and 1998...........    F-3
  Statements of income and comprehensive income for the
     years ended December 31, 1999,
     1998 and 1997..........................................    F-4
  Statements of changes in shareholder's equity for the
     years ended December 31, 1999,
     1998 and 1997..........................................    F-5
  Statements of cash flows for the years ended December 31,
     1999, 1998 and 1997....................................    F-6
  Notes to financial statements.............................    F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholder of


MONY Life Insurance Company of America



     In our opinion, the accompanying balance sheets and the related statements of income and comprehensive income, changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of MONY Life Insurance Company of America (the "Company") at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



New York, New York


February 10, 2000

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                                 BALANCE SHEETS


                           DECEMBER 31, 1999 AND 1998



                                                                1999        1998
                                                              --------    --------
                                                                ($ IN MILLIONS)
                                      ASSETS
INVESTMENTS:
Fixed maturity securities available-for-sale, at fair
  value.....................................................  $1,048.8    $1,044.2
Mortgage loans on real estate (Note 8)......................     165.0       120.1
Policy loans................................................      58.8        52.1
Real estate (Note 8)........................................       6.9         8.3
Other invested assets.......................................       2.3         4.7
                                                              --------    --------
                                                               1,281.8     1,229.4
Cash and cash equivalents...................................      28.9       133.4
Accrued investment income...................................      20.4        19.5
Amounts due from reinsurers.................................      18.6        24.4
Deferred policy acquisition costs...........................     406.4       318.6
Other assets................................................      24.9        15.3
Separate account assets.....................................   4,387.2     4,148.8
                                                              --------    --------
  Total assets..............................................  $6,168.2    $5,889.4
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits......................................  $  123.4    $  112.0
Policyholders' account balances.............................   1,154.1     1,187.1
Other policyholders' liabilities............................      54.0        56.9
Accounts payable and other liabilities......................      79.5        67.9
Note payable to affiliate...................................      49.0         0.0
Current federal income taxes payable........................      (2.3)       13.2
Deferred federal income taxes (Note 5)......................      19.4        13.7
Separate account liabilities................................   4,387.2     4,148.8
                                                              --------    --------
  Total liabilities.........................................   5,864.3     5,599.6
Commitments and contingencies (Notes 12)
  Common stock $1.00 par value; 5,000,000 shares authorized,
  2,500,000 issued and outstanding..........................       2.5         2.5
Capital in excess of par....................................     199.7       189.7
Retained earnings...........................................     109.0        89.6
Accumulated other comprehensive income/(loss)...............      (7.3)        8.0
                                                              --------    --------
  Total shareholder's equity................................     303.9       289.8
                                                              --------    --------
  Total liabilities and shareholder's equity................  $6,168.2    $5,889.4
                                                              ========    ========



                See accompanying notes to financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997



                                                               1999      1998      1997
                                                              ------    ------    ------
                                                                   ($ IN MILLIONS)
REVENUES:
Universal life and investment-type product policy fees......  $143.1    $122.0    $100.8
Premiums....................................................     9.2       1.7       0.1
Net investment income (Note 6)..............................    94.7      94.6      99.1
Net realized gains (losses) on investments (Note 6).........    (0.3)      7.1       2.7
Other income................................................     7.6       7.6       5.5
                                                              ------    ------    ------
                                                               254.3     233.0     208.2
                                                              ------    ------    ------
BENEFITS AND EXPENSES:
Benefits to policyholders...................................    43.6      34.9      30.6
Interest credited to policyholders' account balances........    63.5      65.1      72.5
Amortization of deferred policy acquisition costs...........    43.5      35.5      46.3
Other operating costs and expenses..........................    73.8      75.6      46.0
                                                              ------    ------    ------
                                                               224.4     211.1     195.4
                                                              ------    ------    ------
Income before income taxes..................................    29.9      21.9      12.8
Income tax expense..........................................    10.5       7.7       4.5
                                                              ------    ------    ------
Net income..................................................    19.4      14.2       8.3
Other comprehensive income/(loss), net (Note 6).............   (15.3)      1.1       3.3
                                                              ------    ------    ------
Comprehensive income........................................  $  4.1    $ 15.3    $ 11.6
                                                              ======    ======    ======



                See accompanying notes to financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY


                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997



                                                                             ACCUMULATED      TOTAL
                                                    CAPITAL                     OTHER         SHARE-
                                         COMMON    IN EXCESS    RETAINED    COMPREHENSIVE    HOLDER'S
                                         STOCK      OF PAR      EARNINGS    INCOME/(LOSS)     EQUITY
                                         ------    ---------    --------    -------------    --------
Balance, December 31, 1996.............   $2.5      $166.4       $ 67.1        $  3.6         $239.6
Capital contribution...................               10.8                                      10.8
Comprehensive income:
  Net income...........................                             8.3                          8.3
  Other comprehensive income:
     Unrealized gains on investments,
       net of unrealized losses,
       reclassification adjustments,
       and taxes (Note 6)..............                                           3.3            3.3
                                          ----      ------       ------        ------         ------
Comprehensive income...................                                                         11.6
                                                                                              ------
Balance, December 31, 1997.............    2.5       177.2         75.4           6.9          262.0
Capital contribution...................               12.5                                      12.5
Comprehensive income:
  Net income...........................                            14.2                         14.2
  Other comprehensive income:
     Unrealized gains on investments,
       net of unrealized losses,
       reclassification adjustments,
       and taxes (Note 6)..............                                           1.1            1.1
                                          ----      ------       ------        ------         ------
Comprehensive income...................                                                         15.3
                                                                                              ------
Balance, December 31, 1998.............    2.5       189.7         89.6           8.0          289.8
Capital contribution...................               10.0                                      10.0
Comprehensive income:
  Net income...........................                            19.4                         19.4
  Other comprehensive income:
     Unrealized losses on investments,
       net of unrealized gains,
       reclassification adjustments,
       and taxes (Note 6)..............                                         (15.3)         (15.3)
                                          ----      ------       ------        ------         ------
Comprehensive income/(loss)............                                                        (15.3)
                                                                                              ------
Balance, December 31, 1999.............   $2.5      $199.7       $109.0        $ (7.3)        $303.9
                                          ====      ======       ======        ======         ======



                See accompanying notes to financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                            STATEMENTS OF CASH FLOWS


                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997



                                                               1999       1998       1997
                                                              -------    -------    -------
                                                                     ($ IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES (SEE NOTE 2):
Net income..................................................  $  19.4    $  14.2    $   8.3
Adjustments to reconcile net income to net cash (used in)
  operating activities:
  Interest credited to policyholders' account balances......     65.5       64.1       71.5
  Universal life and investment-type product policy fee
     income.................................................   (102.9)    (107.0)     (98.1)
  Capitalization of deferred policy acquisition costs.......    (96.8)     (74.9)     (73.8)
  Amortization of deferred policy acquisition costs.........     43.5       35.5       46.3
  Provision for depreciation and amortization...............      0.2        1.0        0.4
  Provision for deferred federal income taxes...............     13.9       (1.1)     (13.4)
  Net realized gains on investments.........................      0.3       (7.1)      (2.7)
  Change in other assets and accounts payable and other
     liabilities............................................      6.3       45.3       29.6
  Change in future policy benefits..........................      4.4        5.9        0.2
  Change in other policyholders' liabilities................     (2.8)      15.7        5.0
  Change in current federal income taxes payable............    (15.6)      (4.6)     (11.2)
                                                              -------    -------    -------
Net cash (used in) operating activities.....................    (64.6)     (13.0)     (37.9)
                                                              -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales, maturities or repayments of:
  Fixed maturities..........................................    289.6      171.4      130.6
  Equity securities.........................................      0.0        0.8        1.0
  Mortgage loans on real estate.............................     24.5       37.6       37.7
  Real estate...............................................      1.2       17.0       18.6
  Other invested assets.....................................      3.9        0.6        1.5
Acquisitions of investments:
  Fixed maturities..........................................   (352.3)    (109.2)    (157.6)
  Equity securities.........................................     (0.2)      (0.1)      (0.1)
  Mortgage loans on real estate.............................    (69.7)     (24.3)     (13.6)
  Real estate...............................................     (0.7)      (0.6)      (1.5)
  Other invested assets.....................................     (0.5)      (0.3)      (0.1)
  Policy loans, net.........................................     (6.6)      (6.2)      (4.4)
  Other, net................................................      0.5       (0.5)       0.3
                                                              -------    -------    -------
Net cash (used in)/provided by investing activities.........  $(110.3)   $  86.2    $  12.4
                                                              -------    -------    -------



                See accompanying notes to financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997



                                                                1999        1998       1997
                                                              ---------    -------    -------
                                                                      ($ IN MILLIONS)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Note payable to affiliate..............................  $    50.5    $   0.0    $   0.0
     Repayments of note to affiliate........................       (1.5)       0.0        0.0
     Receipts from annuity and universal life policies
       credited to policyholders' account balances..........    1,395.4      811.8      810.4
     Return of policyholders' account balances on annuity
       policies and universal life policies.................   (1,384.0)    (797.6)    (829.1)
     Capital contribution...................................       10.0        0.0        0.0
                                                              ---------    -------    -------
Net cash provided by/(used in) financing activities.........       70.4       14.2      (18.7)
                                                              ---------    -------    -------
Net increase/(decrease) in cash and cash equivalents........     (104.5)      87.4      (44.2)
Cash and cash equivalents, beginning of year................      133.4       46.0       90.2
                                                              ---------    -------    -------
Cash and cash equivalents, end of year......................  $    28.9    $ 133.4    $  46.0
                                                              =========    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes................................................  $    12.1    $  13.4    $  29.1
Interest....................................................  $     2.5    $    --    $    --



                See accompanying notes to financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                         NOTES TO FINANCIAL STATEMENTS



1.  ORGANIZATION AND DESCRIPTION OF BUSINESS:



     MONY Life Insurance Company of America (the "Company"), an Arizona stock life insurance company, is a wholly-owned subsidiary of MONY Life Insurance Company of New York ("MONY Life"), formerly The Mutual Life Insurance Company of New York, which converted from a mutual life insurance company to a stock life insurance company (the "Demutualization"). MONY Life is a wholly-owned subsidiary of The MONY Group, Inc. (the "MONY Group").



     The Company's primary business is to provide asset accumulation and life insurance products to business owners, growing families, and pre-retirees. The Company's insurance and financial products are marketed and distributed directly to individuals primarily through MONY Life's career agency sales force. These products are sold throughout the United States (except New York) and Puerto Rico.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  Basis of Presentation



     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates made in conjunction with the preparation of the Company's financial statements include those used in determining (i) deferred policy acquisition costs, (ii) the liability for future policy benefits, and (iii) valuation allowances for mortgage loans and real estate to be disposed of, and impairment writedowns for real estate held for investment.



     During 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which was issued by the Financial Accounting Standards Board ("FASB") in June of 1997. SFAS No. 130 established standards for reporting and display of comprehensive income and its components in general purpose financial statements. All periods presented herein reflect the provisions of SFAS No. 130.



  Valuation of Investments and Realized Gains and Losses



     All of the Company's fixed maturity securities are classified as available-for-sale and are reported at estimated fair value. Unrealized gains and losses on fixed maturity securities are reported as a separate component of other comprehensive income, net of deferred income taxes and an adjustment for the effect on deferred policy acquisition costs that would have occurred if such gains and losses had been realized. The cost of fixed maturity securities is adjusted for impairments in value deemed to be other than temporary. These adjustments are reflected as realized losses on investments. Realized gains and losses on sales of investments are determined on the basis of specific identification.



     Mortgage loans on real estate are stated at their unpaid principal balances, net of valuation allowances. Valuation allowances are established for the excess of the carrying value of a mortgage loan over its estimated fair value when the loan is considered to be impaired. Mortgage loans are considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Estimated fair value is based on either the present value of expected future cash flows discounted at the loan's original effective interest rate, or the loan's observable market price (if considered to be a practical expedient), or the fair value of the collateral if the loan is collateral dependent and if foreclosure of the loan is considered probable. The provision for loss is reported as a realized loss on investment. Loans in foreclosure and loans considered to be impaired, other than restructured loans, are placed on non-accrual status. Interest received on non-accrual status mortgage loans is

                     MONY LIFE INSURANCE COMPANY OF AMERICA
included in investment income in the period received. Interest income on restructured mortgage loans is accrued at the restructured loans' interest rate.



     Real estate held for investment, as well as related improvements, is generally stated at cost less depreciation. Depreciation is determined using the straight-line method over the estimated useful life of the asset (which may range from 5 to 40 years). Cost is adjusted for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In performing the review for recoverability, management estimates the future cash flows expected from real estate investments, including the proceeds on disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the real estate, an impairment loss is recognized. Impairment losses are based on the estimated fair value of the real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Real estate acquired in satisfaction of debt is recorded at estimated fair value at the date of foreclosure. Real estate that management intends to sell is classified as "to be disposed of". Real estate to be disposed of is reported at the lower of its current carrying value or estimated fair value less estimated sales costs. Changes in reported values relating to real estate to be disposed of and impairments of real estate held for investment are reported as realized gains or losses on investments.



     Policy loans are carried at their unpaid principal balances.



     Cash and cash equivalents include cash on hand, amounts due from banks and highly liquid debt instruments with an original maturity of three months or less.



  Recognition of Insurance Revenue and Related Benefits



     Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenue from these types of products consists of amounts assessed during the period against policyholders' account balances for policy administration charges, cost of insurance and surrender charges. Policy benefits charged to expense include benefit claims incurred in the period in excess of the related policyholders' account balance.



     Premiums from non-participating term life and annuity policies with life contingencies are recognized as premium income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.



  Deferred Policy Acquisition Costs ("DAC")



     The costs of acquiring new business, principally commissions, underwriting, agency, and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred.



     For universal life products and investment-type products, DAC is amortized over the expected life of the contracts (ranging from 15 to 30 years) as a constant percentage based on the present value of estimated gross profits expected to be realized over the life of the contracts using the initial locked-in discount rate. The discount rate for all products is 8%. Estimated gross profits arise principally from investment results, mortality and expense margins and surrender charges.



     For non-participating term policies, DAC is amortized over the expected life of the contracts (ranging from 5 to 20 years) in proportion to premium revenue recognized.



     DAC is subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period. The effect on the amortization of DAC of revisions in estimated experience is reflected in earnings in the period such estimates are revised. In addition, the effect on the DAC asset that

                     MONY LIFE INSURANCE COMPANY OF AMERICA
would result from the realization of unrealized gains (losses) is recognized through an offset to Other Comprehensive Income as of the balance sheet date.



  Policyholders' Account Balances and Future Policy Benefits



     Policyholders' account balances for universal life and investment-type contracts represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals. The weighted average interest crediting rate for universal life products was approximately 5.8%, 5.7%, and 5.8% for the years ended December 31, 1999, 1998, and 1997, respectively. The weighted average interest crediting rate for investment-type products was approximately 5.4%, 5.5% and 5.7% for each of the years ended December 31, 1999, 1998, and 1997, respectively.



     GAAP reserves for non-participating term life policies are calculated using a net level premium method on the basis of actuarial assumptions equal to expected investment yields, mortality, terminations, and expenses applicable at the time the insurance contracts are made, including a provision for the risk of adverse deviation.



  Federal Income Taxes



     The Company files a consolidated federal income tax return with its parent, MONY Life, along with MONY Life's other life and non-life subsidiaries. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.



     The method of allocation between the companies is subject to written agreement, approved by the Board of Directors. The allocation of federal income taxes will be based upon separate return calculations with current credit for losses and other federal income tax credits provided to the life insurance members of the affiliated group. Intercompany balances are settled annually in the fourth quarter of the year in which the return is filed.



  Reinsurance



     The Company has reinsured certain of its life insurance and annuity business with life contingencies with MONY Life and other insurance companies under various agreements. Amounts due from reinsurers are estimated based on assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Policy and contract liabilities are reported gross of reserve credits. Gains on reinsurance are deferred and amortized into income over the remaining life of the underlying reinsured contracts.



     In determining whether a reinsurance contract qualifies for reinsurance accounting, SFAS No. 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" requires that there be a "reasonable possibility" that the reinsurer may realize a "significant loss" from assuming insurance risk under the contract. In making this assessment, the Company projects the results of the policies reinsured under the contract under various scenarios and assesses the probability of such results actually occurring. The projected results represent the present value of all the cash flows under the reinsurance contract. The Company generally defines a "reasonable possibility" as having a probability of at least 10%. In assessing whether the projected results of the reinsured business constitute a "significant loss", the Company considers: (i) the ratio of the aggregate projected loss, discounted at an appropriate rate of interest (the "aggregate projected loss"), to an estimate of the reinsurer's investment in the contract, as hereafter defined, and (ii) the ratio of the aggregate projected loss to an estimate of the total premiums to be received by the reinsurer under the contract discounted at an appropriate rate of interest.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     The reinsurer's investment in a reinsurance contract consists of amounts paid to the ceding company at the inception of the contract (e.g. expense allowances and the excess of liabilities assumed by the reinsurer over the assets transferred to the reinsurer under the contract) plus the amount of capital required to support such business consistent with prudent business practices, regulatory requirements, and the reinsurer's credit rating. The Company estimates the capital required to support such business based on what it considers to be an appropriate level of risk-based capital in light of regulatory requirements and prudent business practices.



  Separate Accounts



     Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent that the value of such assets exceeds the separate account liabilities. Investments held in separate accounts and liabilities of the separate accounts are reported separately as assets and liabilities. Substantially all separate account assets are reported at estimated fair value. Investment income and gains or losses on the investments of separate accounts accrue directly to contractholders and, accordingly, are not reflected in the Company's statements of income and cash flows. Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues.



  Statements of Cash Flows -- Non-cash Transactions



     For the years ended December 31, 1999, 1998, and 1997, respectively, real estate of $0.0 million, $0.5 million, and $0.0 million was acquired in satisfaction of debt. At December 31, 1999 and 1998, the Company owned real estate acquired in satisfaction of debt of $6.9 million and $8.0 million, respectively.



  New Accounting Pronouncements



     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based on the hedge relationship that exists, if there is one. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133, are required to be reported in earnings. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of the fiscal years beginning after June 15, 2000. SFAS 137 delayed the effective date of SFAS 133 by one year. Adoption of SFAS 133 is not expected to have a material effect on the Company's financial condition or results of operations.



3.  RELATED PARTY TRANSACTIONS:



     MONY Life has a guarantee outstanding to one state that the statutory surplus of the Company will be maintained at amounts at least equal to the minimum surplus for admission to that states.



     At December 31, 1999 and 1998, approximately 11% and 23% of the Company's investments in mortgages were held through joint participation with MONY Life, respectively. In addition, 100% of the Company's real estate and joint venture investments were held through joint participation with MONY Life at December 31, 1999 and 1998.



     The Company and MONY Life are parties to an agreement whereby MONY Life agrees to reimburse the Company to the extent that the Company's recognized loss as a result of mortgage loan default or foreclosure or subsequent sale of the underlying collateral exceeds 75% of the appraised value of the loan at origination for each such mortgage loan. Pursuant to the agreement, the Company received payments from MONY Life of $0.0 million, $0.1 million and $0.1 million for the years ending December 31, 1999, 1998 and 1997.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     The Company has a service agreement with MONY Life whereby MONY Life provides personnel services, facilities, supplies and equipment to the Company to conduct its business. The associated costs related to the service agreement are allocated to the Company based on methods that management believes are reasonable, including a review of the nature of such costs and time studies analyzing the amount of employee compensation costs incurred by the Company. For the years ended December 31, 1999, 1998, and 1997, the Company incurred expenses of $51.0 million, $59.8 million and $30.5 million as a result of such allocations. Accordingly, the Company recorded capital contributions from MONY Life of $10.0 million, $12.5 million, and $10.8 million during 1999, 1998 and 1997 respectively. At December 31, 1999 and 1998 the Company had a payable to MONY Life in connection with this service agreement of $10.3 million and $9.0 million, respectively, which is reflected in Accounts Payable and Other Liabilities.



     The Company has an investment advisory agreement with MONY Life whereby MONY Life provides investment advisory services with respect to the investment and management of the Company's investment portfolio. The amount of expenses incurred by the Company related to this agreement was $0.8 million, $0.9 million and $1.0 million for 1999, 1998 and 1997, respectively. In addition, the Company recorded an intercompany payable of $66,816 and $88,401 at December 31, 1999 and 1998, respectively, related to this agreement which is included in Accounts Payable and Other Liabilities in the balance sheet.



     In addition to the agreements discussed above, the Company has various other service and investment advisory agreements with MONY Life and affiliates of the Company. The amount of expenses incurred by the Company related to these agreements was $4.0 million, $2.0 million and $2.6 million for 1999, 1998 and 1997, respectively. In addition, the Company recorded an intercompany (receivable)/payable of $0.2 million and $(0.2) million at December 31, 1999 and 1998, respectively, related to these agreements.



     The Company has purchased bonds issued by the New York City Industrial Development Agency for the benefit of MONY Life for its consolidation of site locations to New York City in 1997, and subsequent spending on tenant improvements, and furniture, fixtures, and equipment related to the New York City site. Debt service under the bonds is funded by lease payments by MONY Life to the bond trustee for the benefit of the fond holder (the Company). The bonds are held by the Company and are listed as affiliated bonds. The carrying value of these bonds is $10.9 million and $14.7 million as of December 31, 1999, and December 31, 1998, respectively. The bonds outstanding as of December 31, 1999 mature on December 31, 2013, and have interest rates from 6.40% to 7.25%.



     The Company entered into a modified coinsurance agreement with U.S. Financial Life Insurance Company ("USFL"), an affiliate, effective January 1, 1999, whereby the Company agrees to reinsure 90% of all level term life insurance policies written by USFL after January 1, 1999. Under the agreement, the Company will share in all premiums and benefits for such policies based on the 90% quota share percentage, after consideration of existing reinsurance agreements previously in force on this business. In addition, the Company will reimburse USFL for its quota share of expense allowances, as defined in the agreement. At December 31, 1999, the Company recorded a payable of $7.8 million to USFL in connection with this agreement which is included in Accounts Payable and Other Liabilities in the balance sheet.



     On March 5, 1999, the Company borrowed $50.5 million from MONY Benefits Management Corp. ("MBMC"), an affiliate, in exchange for a note payable in the same amount. The note bears interest at 6.75% per annum and matures on March 5, 2014. Principal and interest are payable quarterly to MBMC. The carrying value of the note as of December 31, 1999 is $49.0 million.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

4.  DEFERRED POLICY ACQUISITION COSTS:



     Policy acquisition costs deferred and amortized in 1999, 1998 and 1997 are as follows:



                                                               1999      1998      1997
                                                              ------    ------    ------
                                                                   ($ IN MILLIONS)
Balance, beginning of year..................................  $318.6    $281.6    $262.3
Cost deferred during the year...............................    96.8      75.0      73.8
Amortized to expense during the year........................   (43.5)    (35.5)    (46.3)
Effect on DAC from unrealized gains (losses) (see Note 2)...    34.5      (2.5)     (8.2)
                                                              ------    ------    ------
Balance, end of year........................................  $406.4    $318.6    $281.6
                                                              ======    ======    ======



5.  FEDERAL INCOME TAXES:



     The Company files a consolidated federal income tax return with MONY Life and MONY Life's other subsidiaries. Federal income taxes have been calculated in accordance with the provisions of the Internal Revenue Code of 1986, as amended. A summary of the Federal income tax expense (benefit) is presented below:



                                                              1999     1998      1997
                                                              -----    -----    ------
                                                                  ($ IN MILLIONS)
Federal income tax expense (benefit):
  Current...................................................  $(3.4)   $ 8.8    $ 17.9
  Deferred..................................................   13.9     (1.1)    (13.4)
                                                              -----    -----    ------
     Total..................................................  $10.5    $ 7.7    $  4.5
                                                              =====    =====    ======



     Federal income taxes reported in the statements of income may be different from the amounts determined by multiplying the earnings before federal income taxes by the statutory federal income tax rate of 35%. The sources of the difference and the tax effects of each are as follows:



                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                  ($ IN MILLIONS)
Tax at statutory rate.......................................  $10.5    $ 7.7    $ 4.5
Dividends received deduction................................   (1.1)    (1.1)    (1.2)
Other.......................................................    1.1      1.1      1.2
                                                              -----    -----    -----
Provision for income taxes..................................  $10.5    $ 7.7    $ 4.5
                                                              =====    =====    =====



     The Company's federal income tax returns for years through 1993 have been examined by the Internal Revenue Service ("IRS"). No material adjustments were proposed by the IRS as a result of these examinations. In the opinion of management, adequate provision has been made for any additional taxes which may become due with respect to open years.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     The components of deferred tax liabilities and assets at December 31, 1999 and 1998 are as follows:



                                                               1999      1998
                                                              ------    ------
                                                              ($ IN MILLIONS)
Deferred policy acquisition costs...........................  $117.0    $ 91.8
Fixed maturities............................................     0.0      12.0
Other, net..................................................     7.8       4.4
                                                              ------    ------
Total deferred tax liabilities..............................   124.8     108.2
                                                              ------    ------
Policyholder and separate account liabilities...............    96.5      93.7
Real estate and mortgages...................................     0.7       0.8
Fixed maturities............................................     8.2       0.0
                                                              ------    ------
Total deferred tax assets...................................   105.4      94.5
                                                              ------    ------
Net deferred tax asset/(liability)..........................  $(19.4)   $(13.7)
                                                              ======    ======



     The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that it will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.



6. INVESTMENT INCOME, REALIZED AND UNREALIZED INVESTMENT GAINS (LOSSES), AND OTHER COMPREHENSIVE INCOME:



     Net investment income for the years ended December 31, 1999, 1998 and 1997 was derived from the following sources:



                                                              1999     1998      1997
                                                              -----    -----    ------
                                                                  ($ IN MILLIONS)
NET INVESTMENT INCOME
Fixed maturities............................................  $77.0    $77.2    $ 78.4
Mortgage loans..............................................   11.6     11.0      12.1
Real estate.................................................    0.5      0.5       2.0
Policy loans................................................    3.8      3.6       3.5
Other investments (including cash & cash equivalents).......    6.6      5.3       6.4
                                                              -----    -----    ------
Total investment income.....................................   99.5     97.6     102.4
Investment expenses.........................................    4.8      3.0       3.3
                                                              -----    -----    ------
Net investment income.......................................  $94.7    $94.6    $ 99.1
                                                              =====    =====    ======



     Net realized gains (losses) on investments for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:



                                                              1999     1998    1997
                                                              -----    ----    -----
                                                                 ($ IN MILLIONS)
NET REALIZED GAINS (LOSSES) ON INVESTMENTS
Fixed maturities............................................  $(0.2)   $2.6    $(0.7)
Mortgage loans..............................................   (0.3)    1.4      2.4
Real estate.................................................   (0.5)    2.5      0.5
Other invested assets.......................................    0.7     0.6      0.5
                                                              -----    ----    -----
Net realized gains/(losses) on investments..................  $(0.3)   $7.1    $ 2.7
                                                              =====    ====    =====

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     The net change in unrealized investment gains (losses) represents the only component of other comprehensive income for the years ended December 31, 1999, 1998, and 1997. Following is a summary of the change in unrealized investment gains (losses) net of related deferred income taxes and adjustment for deferred policy acquisition costs (see Note 2), which are reflected in Accumulated Other Comprehensive Income for the periods presented:



                                                               1999     1998     1997
                                                              ------    -----    -----
                                                                  ($ IN MILLIONS)
CHANGE IN UNREALIZED GAINS (LOSSES) ON INVESTMENTS, NET
Fixed maturities............................................  $(58.0)   $ 4.8    $13.2
Other.......................................................     0.0     (0.6)     0.1
                                                              ------    -----    -----
Subtotal....................................................   (58.0)     4.2     13.3
Effect on unrealized gains (losses) on investments
  attributable to:
  DAC.......................................................    34.5     (2.5)    (8.2)
  Deferred federal income taxes.............................     8.2     (0.6)    (1.8)
                                                              ------    -----    -----
Change in unrealized gains (losses) on investments, net.....  $(15.3)   $ 1.1    $ 3.3
                                                              ======    =====    =====



     The following table sets forth the reclassification adjustments required for the years ended December 31, 1999, 1998, and 1997 to avoid double-counting in comprehensive income items that are included as part of net income for a period that also had been part of other comprehensive income in earlier periods:



                                                               1999     1998     1997
                                                              ------    -----    ----
                                                                  ($ IN MILLIONS)
RECLASSIFICATION ADJUSTMENTS
Unrealized gains (losses) on investments arising during
  period....................................................  $(15.4)   $ 1.9    $3.3
Reclassification adjustment for gains included in net
  income....................................................     0.1     (0.8)    0.0
                                                              ------    -----    ----
Unrealized gains (losses) on investments, net of
  reclassification adjustments..............................  $(15.3)   $ 1.1    $3.3
                                                              ======    =====    ====



     Unrealized gains (losses) on investments arising during the period reported in the above table for the years ended December 31, 1999, 1998 and 1997 are net of income tax expense (benefit) of $(8.2) million, $0.1 million, and $1.8 million, respectively, and $34.3 million, $(0.5) million, and $(8.2) million, respectively, relating to the effect of such unrealized gains (losses) on DAC.



     Reclassification adjustments reported in the above table for the years ended December 31, 1999, 1998 and 1997 are net of income tax expense (benefit) of $0.0 million, $0.5 million and $0.0 million, respectively, and $0.2 million, $(2.0) million and $0.0 million, respectively, relating to the effect of such amounts on DAC.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

7.  INVESTMENTS:



  Fixed Maturity Securities Available-for-Sale:



     The amortized cost, gross unrealized gains and losses, and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1999 and December 31, 1998 are as follows:



                                                         GROSS            GROSS
                                                      UNREALIZED       UNREALIZED            ESTIMATED
                                AMORTIZED COST           GAINS           LOSSES              FAIR VALUE
                             --------------------    -------------    -------------    ----------------------
                               1999        1998      1999    1998     1999     1998      1999         1998
                             --------    --------    ----    -----    -----    ----    --------    ----------
                                                             ($ IN MILLIONS)
US Treasury securities and
  obligations of US
  government agencies......  $   26.6    $    5.3    $0.0    $ 0.0    $ 1.1    $0.0    $   25.5     $    5.3
Collateralized mortgage
  obligations:
  Government
    agency-backed..........      82.4       106.3     0.3      1.9      0.4     0.0        82.3        108.2
  Non-agency backed........      34.4        37.7     0.6      1.8      0.3     0.0        34.7         39.5
Other asset-backed
  securities:
  Government
    agency-backed..........       0.1         0.1     0.0      0.0      0.0     0.0         0.1          0.1
  Non-agency backed........     104.6        83.4     0.2      1.9      4.4     0.3       100.4         85.0
Utilities..................     113.2       101.9     0.2      3.4      3.4     2.7       110.0        102.6
Corporate bonds............     704.2       664.8     2.7     24.8     22.0     0.8       684.9        688.8
Affiliates.................      11.3        14.7     0.0      0.0      0.4     0.0        10.9         14.7
                             --------    --------    ----    -----    -----    ----    --------     --------
         Total.............  $1,076.8    $1,014.2    $4.0    $33.8    $32.0    $3.8    $1,048.8     $1,044.2
                             ========    ========    ====    =====    =====    ====    ========     ========



     The carrying value of the Company's fixed maturity securities at December 31, 1999 and 1998 is net of adjustments for impairments in value deemed to be other than temporary of $0.5 million and $0.5 million, respectively.



     At December 31, 1999 and 1998, there were no fixed maturity securities which were non-income producing for the twelve months preceding such dates.



     The Company classifies fixed maturity securities which, (i) are in default as to principal or interest payments, (ii) are to be restructured pursuant to commenced negotiations, (iii) went into bankruptcy subsequent to acquisition or
(iv) are deemed to have other than temporary impairments to value, as "problem fixed maturity securities." At December 31, 1999 and 1998, the carrying value of problem fixed maturities held by the Company was $4.8 million and $4.4 million, respectively. In addition, at December 31, 1999 and 1998, the Company held $0.0 million and $2.7 million of fixed maturity securities which had been restructured. Gross interest income that would have been recorded in accordance with the original terms of restructured fixed maturity securities amounted to $0.0 million and $0.3 million for the year ended December 31, 1999 and 1998. Gross interest income on these fixed maturity securities included in net investment income aggregated $0.0 million and $0.5 million for the year ended December 31, 1999 and 1998.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity dates, (excluding scheduled sinking funds) as of December 31, 1999 are as follows:



                                                                       1999
                                                              -----------------------
                                                              AMORTIZED    ESTIMATED
                                                                COST       FAIR VALUE
                                                              ---------    ----------
                                                                  ($ IN MILLIONS)
Due in one year or less.....................................  $   75.8      $   76.2
Due after one year through five years.......................     275.8         274.9
Due after five years through ten years......................     383.8         366.5
Due after ten years.........................................     119.9         113.7
                                                              --------      --------
          Subtotal..........................................     855.3         831.3
Mortgage-backed and other asset-backed securities...........     221.5         217.5
                                                              --------      --------
          Total.............................................  $1,076.8      $1,048.8
                                                              ========      ========



     Fixed maturity securities that are not due at a single maturity date have been included in the preceding table in the year of final maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



     Proceeds from sales of fixed maturity securities during 1999, 1998 and 1997 were $80.1 million, $45.1 million and $31.3 million, respectively. Gross gains of $0.2 million, $0.7 million, and $0.5 million and gross losses of $2.0 million, $0.1 million, and $1.1 million were realized on these sales, respectively.



8.  MORTGAGE LOANS ON REAL ESTATE AND REAL ESTATE



     Mortgage loans on real estate at December 31, 1999 and 1998 consist of the following:



                                                               1999      1998
                                                              ------    ------
                                                              ($ IN MILLIONS)
Commercial mortgage loans...................................  $ 53.9    $ 28.5
Agricultural and other loans................................   113.4      93.5
                                                              ------    ------
Total loans.................................................   167.3     122.0
Less: valuation allowances..................................    (2.3)     (1.9)
                                                              ------    ------
Mortgage loans, net of valuation allowances.................  $165.0    $120.1
                                                              ======    ======



     An analysis of the valuation allowances for 1999, 1998 and 1997 is as follows:



                                                              1999    1998     1997
                                                              ----    -----    -----
                                                                 ($ IN MILLIONS)
Balance, beginning of year..................................  $1.9    $ 2.5    $ 4.6
Increase (decrease) in allowance............................   0.4     (0.4)    (0.3)
Reduction due to pay downs and pay offs.....................   0.0      0.0     (1.8)
Transfers to real estate....................................   0.0     (0.2)     0.0
                                                              ----    -----    -----
Balance, end of year........................................  $2.3    $ 1.9    $ 2.5
                                                              ====    =====    =====

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     Impaired mortgage loans along with related valuation allowances were as follows:



                                                               1999      1998
                                                              ------    ------
                                                              ($ IN MILLIONS)
Investment in impaired mortgage loans (before valuation
  allowances):
  Loans that have valuation allowances......................  $ 9.6     $ 9.4
  Loans that do not have valuation allowances...............    4.3       5.8
                                                              -----     -----
     Subtotal...............................................   13.9      15.2
Valuation allowances........................................   (0.5)     (0.5)
                                                              -----     -----
     Impaired mortgage loans, net of valuation allowances...  $13.4     $14.7
                                                              =====     =====



     Impaired mortgage loans that do not have valuation allowances are loans where the net present value of the expected future cash flows related to the loan or the fair value of the collateral equals or exceeds the recorded investment in the loan. Such loans primarily consist of restructured loans or loans on which impairment writedowns were taken prior to the adoption of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan".



     During 1999 and 1998, the average recorded investment in impaired mortgage loans was approximately $14.1 million and $15.1 million, respectively. During 1999, 1998, and 1997, the Company recognized $1.0 million, $1.1 million, and $1.1 million, respectively, of interest income on impaired loans.



     At December 31, 1999 and 1998, there were no mortgage loans which were non-income producing for the twelve months preceding such dates.



     At December 31, 1999 and 1998, the Company had restructured mortgage loans of $11.9 million and $14.3 million, respectively. Interest income of $1.0 million, $1.0 million, and $1.0 million was recognized on restructured mortgage loans in 1999, 1998, and 1997, respectively. Gross interest income on these loans that would have been recorded in accordance with the original terms of such loans amounted to approximately $1.2 million in 1999, 1998 and 1997.



     The carrying value of real estate is $6.9 million and $8.3 million as of December 31, 1999 and 1998, respectively. Real estate is categorized are either real estate to be disposed of or real estate held for investment.



     The carrying value of real estate to be disposed of as of December 31, 1999 was $1.6 million, net of $0.5 million relating to impairments taken upon foreclosure of mortgage loans and $0.2 million of accumulated depreciation. There was no real estate to be disposed of as of December 31, 1998.



     The carrying value of real estate held for investment as of December 31, 1999 was $5.3 million, net of $0.7 million relating to impairments taken upon foreclosure of mortgage loans and $1.9 million of accumulated depreciation. The carrying value of real estate held for investment as of December 31, 1998 was $8.3 million, net of $1.6 million relating to impairments taken upon foreclosure of mortgage loans and $1.9 million of accumulated depreciation.



     At December 31, 1999 and 1998, there was no real estate which was non-income producing for the twelve months preceding such dates.



     The carrying value of impaired real estate as of December 31, 1999 and 1998 was $4.4 million and $8.3 million, respectively. The depreciated cost of such real estate as of December 31, 1999 and 1998 was $5.8 million and $10.2 million before impairment writedowns of $1.4 million and $1.9 million, respectively. The aforementioned impairments occurred primarily as a result of low occupancy levels and other market related factors. There were no losses recorded during 1999, 1998, and 1997 related to impaired real estate.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

9.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:



     The estimated fair values of the Company's financial instruments approximate their carrying amounts. The methods and assumptions utilized in estimating the fair values of the Company's financial instruments are summarized as follows:



  Fixed Maturities



     The estimated fair values of fixed maturity securities are based upon quoted market prices, where available. The fair values of fixed maturity securities not actively traded and other non-publicly traded securities are estimated using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market interest rate commensurate with the credit quality and term of the investments.



  Mortgage Loans



     The fair values of mortgage loans are estimated by discounting expected future cash flows, using current interest rates for similar loans to borrowers with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations. The fair value of mortgages in process of foreclosure is the estimated fair value of the underlying collateral.



  Policy Loans



     Policy loans are an integral component of insurance contracts and have no maturity dates. Management has determined that it is not practicable to estimate the fair value of policy loans.



  Separate Account Assets and Liabilities



     The estimated fair value of assets held in Separate Accounts is based on quoted market prices. The fair value of liabilities related to Separate Accounts is the amount payable on demand, which includes surrender charges.



  Investment-Type Contracts



     The fair values of annuities are based on estimates of the value of payments available upon full surrender. The fair values of the Company's liabilities under guaranteed investment contracts are estimated by discounting expected cash outflows using interest rates currently offered for similar contracts with maturities consistent with those remaining for the contracts being valued.



10.  REINSURANCE:



     Life insurance business is ceded on a yearly renewable term basis under various reinsurance contracts. The Company's general practice is to retain no more than $0.5 million of risk on any one person for individual products and $0.5 million for last survivor products.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     The following table summarizes the effect of reinsurance for the years indicated:



                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                  ($ IN MILLIONS)
Direct premiums.............................................  $ 7.1    $ 2.5    $ 0.1
Reinsurance assumed.........................................    4.0      0.0      0.0
Reinsurance ceded...........................................   (1.9)    (0.8)     0.0
                                                              -----    -----    -----
  Net premiums..............................................  $ 9.2    $ 1.7    $ 0.1
                                                              =====    =====    =====
Universal life and investment type product policy fee income
  ceded.....................................................  $19.7    $17.4    $16.1
                                                              =====    =====    =====
Policyholders' benefits ceded...............................  $27.8    $21.8    $12.1
                                                              =====    =====    =====
Policyholders' benefits assumed.............................  $ 0.1    $ 0.0    $ 0.0
                                                              =====    =====    =====



     The Company is contingently liable with respect to ceded insurance should any reinsurer be unable to meet its obligations under these agreements. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.



     Effective September 1, 1999, the Company recaptured its reinsurance agreements with MONY Life for all in force and new business. The Company simultaneously entered into new reinsurance agreements with third party reinsurers which reinsured the same block of business as that previously reinsured by MONY Life. Under the new reinsurance agreements, the Company increased its retention limits on new business for any one person for individual products from $0.5 million to $4.0 million and on last survivor products from $0.5 million to $6.0 million.



11.  OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK:



  Financial Instruments with Off-Balance Sheet Risk:



     Pursuant to a securities lending agreement with a major financial institution, the Company from time to time lends securities to approved borrowers. At December 31, 1999 and 1998, securities loaned by the Company under this agreement had a carrying value of approximately $18.0 million and $4.1 million, respectively. The minimum collateral on securities loaned is 102% of the market value of the loaned securities. Such securities are marked to market on a daily basis and the collateral is correspondingly increased or decreased.



  Concentration of Credit Risk:



     At December 31, 1999 and 1998, the Company had no single investment or series of investments with a single issuer, (excluding US Treasury securities and obligations of US government agencies) exceeding 1.7% of total cash and invested assets.



     The Company's fixed maturity securities are diversified by industry type. The industries that comprise 10% or more of the carrying value of the fixed maturity securities at December 31, 1999 are Consumer Goods and Services of $173.0 million (16.5%), Energy of $137.9 million (13.2%), Non-Government Asset/ Mortgage-Backed of $135.1 million (12.9%), Public Utilities of $110.0 million (10.5%) and Government and Agencies of $107.9 million (10.3%).



     At December 31, 1998 the industries that comprise 10% or more of the carrying value Company's fixed maturity securities were Consumer Goods and Services of $138.5 million (13.3%), Non-Government Asset/ Mortgage Backed of $124.5 million (11.9%), Financial Services of $119.8 million (11.5%), Other Manufacturing $116.4 million (11.1%), Government and Agencies $113.6 million (10.9%) and Energy $112.1 (10.7%).

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     The Company holds below investment grade fixed maturity securities with a carrying value of $55.0 million at December 31, 1999. These investments consist mostly of privately issued bonds which are monitored by the Company through extensive internal analysis of the financial condition of the issuers and which generally include protective debt covenants. At December 31, 1998, the carrying value of the Company's investments in below investment grade fixed maturity securities amounted to $52.3 million.



     The Company has investments in commercial and agricultural mortgage loans and real estate. The locations of property collateralizing mortgage loans and real estate investment carrying values at December 31, 1999 and 1998 are as follows ($ in millions):



                                                                  1999               1998
                                                            ----------------    ---------------
GEOGRAPHIC REGION
West......................................................  $ 58.9      34.3%   $ 54.9     42.7%
Southeast.................................................    45.4      26.4       5.9      4.6
Mountain..................................................    28.4      16.5      25.9     20.2
Southwest.................................................    14.3       8.3      14.6     11.4
Midwest...................................................    14.2       8.3      13.2     10.3
Northeast.................................................    10.7       6.2      13.9     10.8
                                                            ------    ------    ------    -----
  Total...................................................  $171.9     100.0%   $128.4    100.0%
                                                            ======    ======    ======    =====



     The states with the largest concentrations of mortgage loans and real estate investments at December 31, 1999 are: California, $32.8 million (19.1%); District of Columbia, $28.4 million (16.5%); Washington, $16.0 million (9.3%); Texas, $11.5 million (6.7%); New York, $10.7 million (6.2%); Oregon, $10.1 million (5.9%); Arizona, $9.1 million (5.3%); Idaho, $8.9 million (5.2%); and Missouri, $8.5 million (4.9%).



     As of December 31, 1999 and 1998, the real estate and mortgage loan portfolio by property type were as follows ($ in millions):



                                                                  1999                1998
                                                            ----------------    ----------------
PROPERTY TYPE
Agricultural..............................................  $112.2      65.3%   $ 92.5      72.0%
Office buildings..........................................    46.9      27.3      14.9      11.6
Hotel.....................................................     5.3       3.1       5.1       4.0
Industrial................................................     2.3       1.3       4.6       3.6
Retail....................................................     2.0       1.2       6.0       4.7
Other.....................................................     1.8       1.0       3.9       3.0
Apartment buildings.......................................     1.4       0.8       1.4       1.1
                                                            ------    ------    ------    ------
  Total...................................................  $171.9     100.0%   $128.4     100.0%
                                                            ======    ======    ======    ======



12.  COMMITMENTS AND CONTINGENCIES:



     In late 1995 and thereafter a number of purported class actions have been commenced in various state and federal courts against the Company alleging that the Company engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies in the 1980s and 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases (including the Goshen case discussed below) seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting the Company

                     MONY LIFE INSURANCE COMPANY OF AMERICA
from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. The Company has answered the complaints in each action (except for one being voluntarily held in abeyance). The Company has denied any wrongdoing and has asserted numerous affirmative defenses.



     On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America, the Goshen case, being the first of the aforementioned class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole life or universal life insurance policy issued by the Company and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, the Company filed a motion to dismiss or, alternatively, for summary judgement on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts, or are being voluntarily held in abeyance pending the outcome of the Goshen case.



     On October 21, 1997, the New York State Supreme Court granted the Company's motion for summary judgement and dismissed all claims filed in the Goshen case against the Company. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The Company intends vigorously to defend that litigation. There can be no assurance that the present or future litigation relating to sales practices will not have a material adverse effect on the Company.



     In addition to the matters discussed above, the Company is involved in various other legal actions and proceedings in connection with its business. The claimants in certain of these actions and proceedings seek damages of unspecified amounts.



     While the outcome of such matters cannot be predicted with certainty, in the opinion of management, any additional liability beyond that recorded in the financial statements at December 31, 1999, resulting from the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.



     Insurance companies are subject to assessments up to statutory limits, by state guaranty funds for losses of policyholders of insolvent insurance companies. In the opinion of management, such assessments will not have a material adverse effect on the financial position and the results of operations of the Company.



     At December 31, 1999, the Company had commitments outstanding of $3.7 million for fixed rate agricultural loans with periodic interest rate reset dates. The initial interest rates on such agricultural loans range from 7.90% to 8.44%. There were no outstanding commitments for private fixed maturity securities or commercial mortgages as of December 31, 1999.



13.  STATUTORY FINANCIAL INFORMATION AND REGULATORY RISK-BASED CAPITAL:



     Statutory net income reported by the Company for the years ended December 31, 1999, 1998, and 1997 was $(18.2) million, $11.1 million, and $9.7 million, respectively. The combined statutory surplus of the Company as of December 31, 1999 and 1998 was $140.2 million and $146.8 million, respectively.



     In March 1998, the National Association of Insurance Commissioners ("NAIC") voted to adopt its Codification of Statutory Accounting Principles project (referred to hereafter as "codification"). Codification is a modified form of statutory accounting principles that will result in changes to the current NAIC Accounting Practices and Procedures Manual applicable to insurance enterprises. Although adoption of

                     MONY LIFE INSURANCE COMPANY OF AMERICA
codification by all states is not a certainty, the NAIC has recommended that all states enact codification as soon as practicable with an effective date of January 1, 2001. It is currently anticipated that codification will become a NAIC state accreditation requirement starting in 2002. In addition, the American Institute of Certified Public Accountants and the NAIC have agreed to continue to allow the use of certain permitted accounting practices when codification becomes effective in 2001. Any accounting differences from codification principles, however, must be disclosed and quantified in the footnotes to the audited financial statements. Therefore, codification will likely result in changes to what are currently considered prescribed statutory insurance accounting practices.



     Each insurance company's state of domicile imposes minimum risk-based capital requirements. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the Company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The Company exceeded the minimum risk-based capital requirements.



     As part of their routine regulatory oversight, the Arizona State Insurance Department completed an examination of the Company for each of the three years in the period ended December 31, 1996. The report, which became available March 17, 1998, did not cite any matters which will result in a material effect on the Company's financial condition or results of operations.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Not Applicable

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The By-Laws of MONY Life Insurance Company of America provide, in Article VI as follows:

     SECTION 1. The Corporation shall indemnify any existing or former director, officer, employee or agent of the Corporation against all expenses incurred by them and each of them which may arise or be incurred, rendered or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the Corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, all subject and pursuant to the provisions of the Articles of Incorporation of this Corporation.

     SECTION 2. The indemnification provided in this By-Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, will (unless in the opinion of its counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     During 1999, the Company issued $549.3 million of its corporate sponsored variable universal life insurance policies to corporate purchasers in private placement transactions.


     The issuance of these insurance policies are exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

          1   --  Form of Underwriting Agreement Distribution Agreement among
                  MONY Life Insurance Company of America, MONY Securities
                  Corp., and MONY Series Fund, Inc., filed as Exhibit 3(a) of
                  Post-Effective Amendment No. 3, dated February 28, 1991, to
                  Registration Statement No. 33-20453, is incorporated herein by reference.

          3   --  Articles of Incorporation and By-Laws of MONY Life Insurance
                  Company of America Articles of Incorporation and By-Laws of
                  the Company, filed as Exhibits 6(a) and 6(b), respectively, of Registration Statement No. 33-13183, dated April 6, 1987, is incorporated herein by reference.
          4   --  Form of Policy Proposed forms of Flexible Payment Variable
                  Annuity Contracts, filed as Exhibit 4 of Registration
                  Statement No. 333-59717, dated July 23, 1998, is
                  incorporated herein by reference.
          5   --  Opinion of Counsel Opinion and consent of Edward P. Bank,
                  Vice President and Deputy General Counsel, The Mutual Life
                  Insurance Company of New York, as to legality of the
                  securities being registered, is filed as Exhibit (a)5 to
                  Registration Statement (Registration No. 333-65423) dated
                  November 5, 1998 is incorporated herein by reference.
         10   --  Material Contracts Services Agreement between The Mutual
                  Life Insurance Company of New York and MONY Life Insurance
                  Company of America filed as Exhibit 5(ii) to Pre-Effective
                  Amendment to Registration Statement (Registration Nos.
                  2-95501 and 811-4209) dated July 19, 1985, is incorporated herein by reference.
         23   --  Consent of PricewaterhouseCoopers LLP, is filed herewith as
                  Exhibit 23.
         27   --  Financial Data Schedule is filed herewith as Exhibit 27.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (6) The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, MONY Life Insurance Company of America, has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on this 17th day of April, 2000.


                                          MONY LIFE INSURANCE
                                          COMPANY OF AMERICA

                                          By: /s/ MICHAEL I. ROTH
                                            ------------------------------------
                                            Michael I. Roth, Director, Chairman
                                              of the Board and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 Registration Statement has been duly signed below by the following persons in the capacities and on the date indicated.



                   SIGNATURE                                                                  DATE
                   ---------                                                                  ----
              /s/ MICHAEL I. ROTH                 Director, Chairman of the Board and    April 17, 2000
------------------------------------------------  Chief Executive Officer
                Michael I. Roth

               /s/ SAMUEL J. FOTI                 Director, President and Chief          April 17, 2000
------------------------------------------------  Operating Officer
                 Samuel J. Foti

              /s/ RICHARD DADDARIO                Director, Vice President and           April 17, 2000
------------------------------------------------  Controller (Principal Financial and
                Richard Daddario                  Accounting Officer)

             /s/ KENNETH M. LEVINE                Director and Executive Vice            April 17, 2000
------------------------------------------------  President
               Kenneth M. Levine

            /s/ PHILLIP A. EISENBERG              Director, Vice President and           April 17, 2000
------------------------------------------------  Actuary
              Phillip A. Eisenberg

              /s/ MARGARET G. GALE                Director and Vice President            April 17, 2000
------------------------------------------------
                Margaret G. Gale

              /s/ CHARLES P. LEONE                Director, Vice President and Chief     April 17, 2000
------------------------------------------------  Compliance Officer
                Charles P. Leone

             /s/ RICHARD E. CONNORS               Director                               April 17, 2000
------------------------------------------------
               Richard E. Connors

              /s/ STEPHEN J. HALL                 Director                               April 17, 2000
------------------------------------------------
                Stephen J. Hall

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
      23      Consent of PricewaterhouseCoopers LLP
      27      Financial Data Schedule